Exhibit 10.2

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO DAY ONE BIOPHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

MABCARE THERAPEUTICS

(上海麦科思生物医药有限公司)

AND

DAY ONE BIOPHARMACEUTICALS, INC.

JUNE 17, 2024

Page

ARTICLE 1 DEFINITIONS & INTERPRETATION 1

ARTICLE 2 LICENSE 19

2.1 Exclusive License to Day One 19

2.2 License to MabCare 19

2.3 Right to Sublicense 20

2.4 Right to Subcontract 22

2.5 Retained Rights 22

2.6 No Implied Licenses 22

2.7 Third Party Licenses 22

2.8 Hyslink License Agreement 24

2.9 Exclusivity; Change of Control 24

ARTICLE 3 GOVERNANCE 25

3.1 Joint Steering Committee 25

3.2 Composition and Meetings 25

3.3 Decision-Making Authority 26

3.4 Discontinuation 27

3.5 Limitations on Authority 27

ARTICLE 4 DEVELOPMENT AND COMMERCIALIZATION 27

4.1 Technology Transfer 27

4.2 Development and Commercialization Responsibility 29

4.3 Day One Diligence 30

4.4 Development Coordination 30

4.5 Communications with Regulatory Authorities 31

4.6 Adverse Events Reporting 32

4.7 Remedial Actions 32

4.8 Regulatory Agreement 32

4.9 No Diversion 32

ARTICLE 5 MANUFACTURING AND SUPPLY 33

5.1 Responsibility 33

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5.2 Clinical Supply 33

5.3 Manufacturing Technology Transfer 33

5.4 Transfer, Use and Return of MabCare Materials 34

5.5 Assistance by MabCare Personnel 35

ARTICLE 6 PAYMENTS 35

6.1 Upfront Fee 35

6.2 Development Milestones 35

6.3 Sales Milestones 37

6.4 Royalty Payments 38

6.5 Sublicensing Income 40

6.6 Payment Terms 40

6.7 Payment Currency; Exchange Rate; Offset 41

6.8 Late Payments 41

6.9 Payments to Third Parties 42

6.10 Records and Audit Rights 42

6.11 Taxes. 43

6.12 Blocked Currency 44

ARTICLE 7 CONFIDENTIALITY 45

7.1 Confidential Information 45

7.2 Duty of Confidence; Exceptions 45

7.3 Authorized Disclosures 46

7.4 Prior Confidentiality Agreement 47

7.5 Public Disclosures; Securities Filings 47

7.6 Publications 48

7.7 Re-Publication 48

ARTICLE 8 INTELLECTUAL PROPERTY 48

8.1 Ownership 48

8.2 Patent Prosecution and Maintenance 49

8.3 Cooperation for Patent Extensions 51

8.4 Purple Book Listings 51

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8.5 Common Interest Disclosures 52

8.6 Patent Enforcement 52

8.7 Infringement of Third Party Rights 54

8.8 Patents Licensed From Third Parties 54

8.9 Patent Marking 55

8.10 Trademarks 55

ARTICLE 9 REPRESENTATIONS, WARRANTIES, AND COVENANTS 55

9.1 Representations, Warranties of Each Party 55

9.2 Representations and Warranties of MabCare 56

9.3 Mutual Covenants 59

9.4 MabCare Covenants 60

9.5 Day One Covenants 61

9.6 No Other Warranties 62

ARTICLE 10 INDEMNIFICATION 62

10.1 Indemnification by Day One 62

10.2 Indemnification by MabCare 62

10.3 Procedure 63

10.4 Insurance 63

10.5 Limitation of Liability 64

ARTICLE 11 TERM AND TERMINATION 64

11.1 Term 64

11.2 Termination by Day One for Convenience 64

11.3 Termination for Material Breach 64

11.4 Termination for Bankruptcy 65

11.5 MabCare Remedy for Patent Challenge 66

11.6 Termination for Cessation of Development and Commercialization 66

11.7 Full Force and Effect During Notice Period 66

11.8 Modification in Lieu of Termination 66

11.9 Effect of Termination 67

11.10 Confidential Information 69

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11.11 Termination Not Sole Remedy 69

11.12 Survival 69

ARTICLE 12 MISCELLANEOUS 70

12.1 Assignment; Notice of Sale 70

12.2 Use of Affiliates 70

12.3 Severability 70

12.4 Governing Law; English Language 71

12.5 Dispute Resolution 71

12.6 Force Majeure 72

12.7 Language for Communications 72

12.8 Waivers and Amendments 73

12.9 Relationship of the Parties 73

12.10 Notices 73

12.11 No Third Party Beneficiary Rights 74

12.12 Registration of License 74

12.13 Further Assurances 74

12.14 Entire Agreement 74

12.15 Counterparts 74

12.16 Expenses 75

12.17 Construction; Interpretation 75

12.18 Cumulative Remedies 75

12.19 Export 75

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EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into as of June 17, 2024 (the “Effective Date”), by and between MabCare Therapeutics (上海麦科思生物医药有限公司), a company incorporated under the law of the People’s Republic of China, located at 3F, Building 1, No. 368, Xiaonan Road, Fengxian District, Shanghai, China 201401 (“MabCare”) and Day One Biopharmaceuticals, Inc., a Delaware corporation located at 395 Oyster Point Boulevard, Suite 217, South San Francisco, CA 94080, USA (“Day One”). MabCare and Day One may be referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, MabCare has developed a proprietary antibody drug conjugate targeting PTK7, and owns or controls certain intellectual property rights relating thereto;

WHEREAS, Day One is a biotechnology company with expertise in researching, developing and commercializing targeted therapies to treat cancer; and

WHEREAS, Day One wishes to obtain from MabCare an exclusive license to develop, manufacture and commercialize Licensed Compounds and Licensed Products (in each case as defined herein) in certain countries, and MabCare is willing to grant such license to Day One in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

Article 1

DEFINITIONS & INTERPRETATION

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, and any cognates or correlatives thereof, whether used in the singular or plural, shall have the meanings specified.

1.1
“Abmart Agreement” means that certain “PTK7 antibody and cell line property rights purchase contract” by and between MabCare and Abmart Pharmaceutical Technology (Shanghai) Co., Ltd. dated August 18, 2022.
1.2
“Accounting Standards” means GAAP, IAS/IFRS or equivalent accounting standards consistently applied by the applicable Party or other entity in maintaining its books and records.
1.3
“Achieved Development/Commercial Milestone” has the meaning set forth in Section 6.2.
1.4
“Acquirer” means a Third Party that acquires a Party through a Change of Control of such Party, together with any Affiliates of such Third Party existing immediately prior to the

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consummation of the Acquisition. For clarity, an “Acquirer” of a Party shall exclude the Party and all of its Affiliates existing immediately prior to the consummation of the Acquisition.
1.5
“Acquirer Program” has the meaning set forth in Section 2.9.2.
1.6
“Acquired Program” has the meaning set forth in Section 2.9.2.
1.7
“Affiliate” means, with respect to a Party, any entity directly or indirectly controlling, controlled by or under common control with such Party, but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity, whether through ownership of securities or other ownership interests, by contract or otherwise, or (b) direct or indirect ownership of more than fifty percent (50%) (or the maximum ownership interest permitted by Applicable Law giving control) of the voting securities or other ownership or general partnership interest or other comparable equity interests in an entity.
1.8
“ADC” means a molecule consisting of (a) an antibody Directed To a target and (b) a Payload, wherein the [*]
1.9
“Applicable Laws” means any and all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement.
1.10
“Biosimilar Product” means, with respect to a Licensed Product, any product that (a) is sold by a Third Party that is not, or not authorized by, an Affiliate, (direct or indirect) licensee, distributor or Sublicensee of Day One or any of its Affiliates and (b) is approved as a “biosimilar”, “interchangeable” or “similar biological medicinal product” (or a foreign equivalent) of the Licensed Product in such country in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of the Licensed Product as determined by the applicable Regulatory Authority, including any product authorized for sale (i) in the U.S. pursuant to 42 U.S.C §262(k), (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction pursuant to all equivalents of such provisions, including any amendments and successor statutes with respect to the subsections (i) through (iii) thereto.
1.11
“Business Day” means a day other than any Saturday, Sunday or other day on which banking institutions in New York, New York or Beijing, China are authorized or required by Applicable Laws to remain closed.
1.12
“Calendar Quarter” means any of the three (3) consecutive calendar month periods beginning on January 1, April 1, July 1 or October 1 of any year, except that the first Calendar Quarter shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last

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Calendar Quarter shall end on the last day of the Term.
1.13
“Calendar Year” means any of the twelve (12) consecutive calendar month periods beginning on January 1 and ending on December 31, except that the first Calendar Year shall commence on the Effective Date and end on the first December 31 to occur after the Effective Date, and the last Calendar Year shall end on the last day of the Term.
1.14
“CB-002” means (a) MabCare’s proprietary ADC Directed To PTK7 referred to as “CB-002” (also sometimes referred to as “MTX-13”) and consisting of MabCare’s proprietary antibody “Ab13” conjugated to Exatecan, as described in more detail in Schedule 1.14, or (b) to the extent applicable, any Licensed Compound other than CB-002 that becomes Controlled by MabCare during the Term and licensed to Day One pursuant to this Agreement.
1.15
“CB-002 Product” means any product containing or comprising CB-002 all forms, presentations, formulations, methods of administration and dosage forms.
1.16
“CDA” has the meaning set forth in Section 7.4.
1.17
“Cell Line Agreement” has the meaning set forth in Section 5.4.
1.18
“Cessation Period” has the meaning set forth in Section 11.6.
1.19
“Change of Control” means, with respect to a Party (or the parent or controlling Affiliate to such Party), that any of the following events has occurred after the Effective Date:
1.19.1
any “person” or “group” (as such terms are defined below): (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party; or (b) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”);
1.19.2
such Party enters into a merger, consolidation, or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation, or similar transaction: (a) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction; or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person;
1.19.3
the sale, transfer, or disposition of all or substantially all of the assets of such Party to a Third Party in a transaction or series of transactions; or
1.19.4
the holders of capital stock of such Party approve a plan or proposal for the

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liquidation or dissolution of such Party.

For the purpose of this definition of Change of Control: (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding, or disposing of securities within the meaning of Rule 13d‑5(b)(1) under the said Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d‑3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.20
“Clinical Supply Agreement” has the meaning set forth in Section 5.2.
1.21
“Clinical Trial” means a clinical study (or a portion thereof) involving the administration of a pharmaceutical or biological product to a human.
1.22
“CMC” means chemistry, manufacturing and controls.
1.23
“CMO” means a Third Party contract manufacturing organization.
1.24
“Combination Product” means a Licensed Product that (a) contains one (1) or more therapeutically or prophylactically active compound(s) or ingredients (excluding formulation components such as coatings, stabilizers, excipients, solvents or controlled release technologies) that are not Licensed Compound(s) (each, an “Additional Active”), or (b) is co-packaged or combined with one (1) or more Additional Actives and sold for a single price.
1.25
“Commercialize” means any and all activities directed to the offering for sale and sale of a product, including activities directed to marketing, promoting, advertising, detailing, storing, distributing, importing, exporting, selling and offering to sell (including receiving, accepting, and filling orders), booking and recording sales, and interacting with Regulatory Authorities regarding any of the foregoing, including seeking Pricing and Reimbursement Approvals. For the avoidance of doubt, the right to Commercialize a product will include the right to make, have made, use, sell, offer for sale, and import such product for the purposes set forth above.
1.26
“Commercially Reasonable Efforts” means[*].
1.27
“Competing Product” means [*].
1.28
“Competitive Infringement” has the meaning set forth in Section 8.6.1.
1.29
“Confidential Information” has the meaning set forth in Section 7.1.
1.30
“Control” or “Controlled” means, subject to Section 2.7 and Section 12.1.2, with respect to any Know-How, Regulatory Materials, Patent Rights, or other rights, the possession by a Party or any of its Affiliates of the legal authority or right (whether by ownership, license or otherwise, other than by operation of the licenses and other grants in this Agreement) to grant to the other Party a license, sublicense, right to use or right to access such Know-How, Regulatory Material, Patent Right, or other right as provided herein without violating the terms of any

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agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such license, sublicense, right to use or right to access. All Know-How and Patent Rights licensed to MabCare under the Hyslink License Agreement are hereby deemed “Controlled” by MabCare during the term thereof. With respect to any Know-How and Patent Rights that would otherwise be Controlled by a Party through an in-license with a Third Party entered into after the Effective Date, for which payments are due to such Third Party, such Know-How or Patent Rights shall not be deemed to be “Controlled” by such Party unless the other Party agrees to pay for such amount attributable to its Development, Manufacture, Commercialization or other exploitation of the Licensed Compounds and Licensed Products as set forth in this Agreement.
1.31
“Cover” means, with respect to given product (or component thereof), process or method and Patent Right, that a Valid Claim of such Patent Right would, absent a license thereunder or ownership thereof, be infringed by the making, having made, use, sale, offer for sale or importation of such product, component, process or method, and for purposes of determining such infringement, considering claims of pending patent applications as Valid Claims (to the extent such claims would otherwise constitute Valid Claims) as if they have already been issued.
1.32
“Data” means all CMC information, preclinical data, clinical data and safety data, in each case generated by or on behalf of a Party, or its Affiliates or their respective (sub)licensees, in the course of performing activities under this Agreement in connection with the Development or Manufacture of CB-002 Products. For clarity, Data does not include any patentable Foreground Know-How.
1.33
“Data Protection Laws” has the meaning set forth in Section 9.3.1.
1.34
“Day One Background Know-How” means [*].
1.35
“Day One Background Patents” means [*].
1.36
“Day One Background Technology” means the Day One Background Know-How and the Day One Background Patents.
1.37
“Day One Development Plan” has the meaning set forth in Section 4.4.1.
1.38
“Day One Foreground Know-How” means any and all Foreground Know-How generated, developed, conceived or reduced to practice solely by or on behalf of Day One or its Affiliates.
1.39
“Day One Foreground Patents” means any and all Patent Rights that claim any Day One Foreground Know-How.
1.40
“Day One Indemnitee” has the meaning set forth in Section 10.2.
1.41
“Day One Know-How” means any and all (a) Day One Foreground Know-How [*], and (b) Day One Background Know-How.
1.42
“Day One Patents” means any and all (a) Day One Foreground Patents [*], and

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(b) Day One Background Patents. [*]
1.43
“Day One Technology” means the Day One Patents and Day One Know-How.
1.44
“Day One Territory” means worldwide, excluding the MabCare Territory.
1.45
“Develop” means any and all pre-clinical, non-clinical and clinical research and development activities for a compound or product, including research activities, modification and optimization activities, preclinical studies, Clinical Trials, toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies, supply of compound or product for use in the foregoing activities (including placebos and comparators), statistical analyses, the preparation and submission of INDs, MAAs and other Regulatory Submissions for the purpose of obtaining, registering and maintaining Regulatory Approval of such compound or product, as well all interactions with Regulatory Authorities with respect to the foregoing. For the avoidance of doubt, the right to Develop a compound or product will include the right to make, have made, use and import such compound or product for the purposes set forth above.
1.46
“Development/Commercial Milestone Event” has the meaning set forth in Section 6.2.
1.47
“Development/Commercial Milestone Payment” has the meaning set forth in Section 6.2.
1.48
“Development Dispute” has the meaning set forth in Section 3.3.1.
1.49
“Development Plan” has the meaning set forth in Section 4.4.1.
1.50
“Directed To” means, with respect to an ADC and an antigen or other protein target, that the antibody component of such ADC binds selectively to such antigen or protein target with specificity.
1.51
“Dispute” has the meaning set forth in Section 12.5.1.
1.52
“Distributor” means any Third Party that purchases Licensed Product from a Party, its Affiliates or Sublicensees (or (sub)licensees in the case of MabCare) for resale in the Territory and that takes title to such Licensed Product. For clarity, a “Distributor” shall not be considered a Sublicensee (or (sub)licensees in the case of MabCare) for purposes of this Agreement even if (sub)licenses are granted to such Distributor for purposes of conducting its resale activities.
1.53
“DPA” has the meaning set forth in Section 9.3.1.
1.54
“Electronic Delivery” has the meaning set forth in Section 12.15.
1.55
“Enforcement Action” has the meaning set forth in Section 8.6.2.
1.56
“Europe Countries” means the United Kingdom, France, Germany, Spain and

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Italy.
1.57
“European Union” or “EU” means the member states of the European Union as they exist at the time of reference.
1.58
“Executive Officers” means a senior executive of a Party having corporate authority to make decisions regarding this Agreement.
1.59
“Existing Agreements” means the Abmart Agreement and Hyslink License Agreement.
1.60
“Existing Inventory” has the meaning set forth in Section 4.1.3.
1.61
“Expert” has the meaning set forth in Section 3.3.1.
1.62
“FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.63
“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as may be amended from time to time.
1.64
“Field” means all uses in humans.
1.65
“First Commercial Sale” means, with respect to a Licensed Product, the first sale of such Licensed Product by or on behalf of Day One, its Affiliates, or Sublicensees to a Third Party for distribution, use or consumption in a country in the Territory after all Regulatory Approvals have been obtained for such Licensed Product in such country. Notwithstanding the foregoing, Licensed Product provided for: (a) research and Clinical Trial purposes prior to or in support of Regulatory Approval; (b) compassionate use, named patient sales, patient assistance programs, in each case, that are not intended for general use or sale of such Licensed Product without Regulatory Approval; (c) test marketing programs or other similar programs or studies, or for sample or promotional purposes (provided that the Licensed Product is not otherwise generally available for purchase in the applicable country, and are provided at no cost or below cost); or (d) early access programs that are not intended for general use or sale of such Licensed Product without Regulatory Approval, in each case ((a) – (d)), shall not constitute a First Commercial Sale of such Licensed Product. In addition, transfers of Licensed Product by and between Day One, its Affiliates or Sublicensees shall not constitute a First Commercial Sale.
1.66
“Force Majeure” has the meaning set forth in Section 12.6.
1.67
“Foreground Know-How” means any and all Know-How, whether or not patentable, that is generated, created, developed, conceived, reduced to practice or otherwise made during the Term (a) solely by or on behalf of a Party or any of its Affiliates or (b) jointly by or on behalf of MabCare or any of its Affiliates and Day One or any of its Affiliates, in each case ((a) and (b)) in the course of performing activities or exercising rights under this Agreement.
1.68
“Foreground Patents” means any and all Patent Rights that claim Foreground Know-How.

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1.69
“Full Registrational Study” means a Clinical Trial of a product that is intended to (a) obtain sufficient efficacy and safety data in patients with the indication being studied to obtain Regulatory Approval of such product for such indication in the relevant country or jurisdiction, and (b) define contraindications, warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed for such indication, including the trials referred to in 21 C.F.R. §312.21(c), as amended, regardless of whether the sponsor of such Clinical Trial characterizes or refers to such Clinical Trial (e.g., as a “Phase 3,” “Phase 2b” or “Phase 2/3” Clinical Trial) in the applicable protocol, on clinicaltrials.gov, or in any other context.
1.70
“GAAP” means accounting principles generally accepted in the United States, consistently applied.
1.71
“GCP” means the applicable then-current standards for clinical activities for pharmaceuticals or biologicals, as set forth in the FFDCA and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with, with respect to work performed in a country other than the United States, any similar standards of good clinical practice as are required by any Regulatory Authority in such country.
1.72
“Genomeditech Agreement” means the purchase agreement (together with the product manual) between Genomeditech (吉满生物科技（上海）有限公司) (“Genomeditech”) and MabCare, dated October 8, 2023.
1.73
“GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the FFDCA and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with, with respect to work performed in a country other than the United States, any similar standards of good laboratory practice as are required by any Regulatory Authority in such country.
1.74
“GMP” means the applicable then-current standards for conducting Manufacturing activities for pharmaceuticals or biologicals (or active pharmaceutical ingredients) as are required by any applicable Regulatory Authority in the Territory.
1.75
“Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.76
“Hyslink License Agreement” means that certain “Technology Exclusive License Agreement” by and between MabCare and Shanghai Huilian Biopharmaceutical Co., Ltd (“Hyslink”) having an effective date of September 1, 2022, as may be amended as permitted herein [*].
1.77
“Hyslink Licensed Patent” has the meaning set forth in Section 8.8.
1.78
“IAS/IFRS” means International Accounting Standards/International Financial Reporting Standards of the International Accounting Standards Board, consistently applied.

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1.79
“IND” means an investigational new drug application, clinical trial authorization application (“CTA”), or similar application or submission (including any supplements of any of the foregoing) for approval to conduct Clinical Trials of a pharmaceutical or biological product filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.
1.80
“Indemnified Party” has the meaning set forth in Section 10.3.1.
1.81
“Indemnifying Party” has the meaning set forth in Section 10.3.1.
1.82
“Indication” means any separate and distinct disease or medical condition in humans. [*]
1.83
“Initial Dose Escalation Study” means the first portion of a Clinical Trial of a product that is intended to evaluate potential doses of such product by introducing progressively higher doses of such product into small cohorts of patients (or healthy subjects) to assess its safety, metabolism, pharmacokinetic properties, or clinical pharmacology.
1.84
“Initial Registrational or Randomized Study” means a Clinical Trial of a product that is intended to (a) obtain sufficient efficacy and safety data in patients via a single-arm or randomized trial with the indication being studied which is confirmed in writing with the relevant Regulatory Authority to support accelerated (including conditional or other analogous) Regulatory Approval for such indication or (b) provide additional efficacy and safety data via a randomized trial to support continued development of the product.
1.85
“Initiation” means, with respect to a Clinical Trial, the first dosing of the first patient in such Clinical Trial.
1.86
“Insolvent Event” has the meaning set forth in Section 11.4.1.
1.87
“Joint Foreground Know-How” means any and all Foreground Know-How that is generated, developed, conceived or reduced to practice jointly by or on behalf of MabCare or any of its Affiliates and Day One or any of its Affiliates.
1.88
“Joint Foreground Patents” means any and all Patent Rights that claim Joint Foreground Know-How.
1.89
“Joint Foreground IP” means the Joint Foreground Know-How and Joint Foreground Patents.
1.90
“JSC” has the meaning set forth in Section 3.1.
1.91
“Knowledge” means[*].
1.92
“Know-How” means any proprietary or non-public scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications,

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formulations, formulae, knowledge, know-how, trade secrets, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data.
1.93
“Licensed Compound” means any ADC Directed To PTK7 Controlled by MabCare or its Affiliates as of the Effective Date or during the Term, including CB-002, but excluding, for clarity, any such ADC in an Acquirer Program of MabCare’s Acquirer.
1.94
“Licensed Product” means any product containing or comprising a Licensed Compound (alone or in the form of a Combination Product) in all forms, presentations, formulations, methods of administration and dosage forms.
1.95
“Linker” means a chemical composition or method for attaching a Payload to an antibody.
1.96
“Losses” has the meaning set forth in Section 10.1.
1.97
“MabCare Development Plan” has the meaning set forth in Section 4.4.1.
1.98
“MabCare Foreground Know-How” means any and all Foreground Know-How generated, developed, conceived or reduced to practice solely by on behalf of MabCare or its Affiliates other than improvements solely with respect to Day One Background Know-How.
1.99
“MabCare Foreground Patents” means any and all Patent Rights that claim MabCare Foreground Know-How.
1.100
“MabCare Indemnitee” has the meaning set forth in Section 10.1.
1.101
“MabCare Know-How” means any and all Know-How Controlled by MabCare or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise exploit the Licensed Compounds and Licensed Products in accordance with the terms of this Agreement. The MabCare Know-How includes the MabCare Foreground Know-How.
1.102
“MabCare Manufacturing Agreements” means the (a) QuaCell Agreement, (b) Technology Development (Payload-Linker GMP Manufacturing) Agreement by and between MabCare and ChemExpress, dated September 21, 2023, and (c) Master Services Agreement by and between MabCare and Intellective Biologics (together with any Work Order), dated June 30, 2023, with the work order dated June 30, 2023.
1.103
“MabCare Materials” means the cell line used by MabCare for the Manufacture of CB-002 and listed in Schedule 1.103.
1.104
“MabCare Patents” means any and all Patent Rights Controlled by MabCare or

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any of its Affiliates as of the Effective Date or during the Term that are necessary to Develop, Manufacture, Commercialize or otherwise exploit the Licensed Compounds and Licensed Products in accordance with the terms of this Agreement. The MabCare Patents include the MabCare Foreground Patents in the Day One Territory. The MabCare Patents existing as of the Effective Date are listed on Schedule 1.104 hereto. During the Term, MabCare will update Schedule 1.104 upon the reasonable request of Day One.
1.105
“MabCare PCT” has the meaning set forth in Section 8.2.1.
1.106
“MabCare Platform” means [*].
1.107
“MabCare Technology” means the MabCare Know-How and MabCare Patents, including any MabCare Know-How within and MabCare Patent Rights Covering the MabCare Materials.
1.108
“MabCare Territory” means Mainland China, the Hong Kong Special Administrative Region (SAR), the Macau Special Administrative Region (SAR) and Taiwan.
1.109
“Major Markets” has the meaning set forth in Section 4.3.
1.110
“Manufacture” means all activities in connection with the manufacture of a compound or product, including the processing, formulating, testing (including quality control, quality assurance and lot release testing), bulk packaging, filling, finishing, packaging, labeling, inspecting, receiving, storage, release, shipping and delivery, sourcing of materials, process qualification, validation and optimization, and stability testing of such compound or product. For the avoidance of doubt, the right to Manufacture a product will include the right to make, have made, use and import such compound or product for the purposes set forth above. “Manufacturing” and “Manufactured” have a corresponding meaning.
1.111
“Manufacturing Technology Transfer” has the meaning set forth in Section 5.3.
1.112
“Manufacturing Technology Transfer Budget” has the meaning set forth in Section 5.3.
1.113
“Manufacturing Technology Transfer Plan” has the meaning set forth in Section 5.3.
1.114
“Marketing Authorization Application” or “MAA” means, with respect to a product, a Biologics License Application, as described in the United States Public Health Service Act, or any equivalent thereto in any country outside of the U.S., filed with the applicable Regulatory Approval in support of approval to market such product in the applicable country or jurisdiction, including any amendments and supplements thereto.
1.115
“Material Development Issue” has the meaning set forth in Section 4.4.1.
1.116
[*]
1.117
“Negotiation Period” has the meaning set forth in Section 2.3.2(b).

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1.118
“Net Sales” means, with respect to a Licensed Product, the gross amount invoiced by Day One, its Affiliates or Sublicensees (each a “Selling Party”) to Third Parties (including Distributors of Day One, its Affiliates or Sublicensees) for such Licensed Product in the Territory, less (to the extent such deduction is not already reflected in the amount invoiced):
1.118.1
[*]
1.118.2
[*]
1.118.3
[*]
1.118.4
[*]
1.118.5
[*]
1.118.6
[*]
1.118.7
[*]

Net Sales shall be determined from [*] Transfers of Licensed Product between or among Day One, its Affiliates and Sublicensees for subsequent resale shall not be included in Net Sales, but the subsequent end sale shall be included in Net Sales. Net Sales shall not include Licensed Product provided for: (a) research and Clinical Trial purposes prior to or in support of Regulatory Approval; (b) compassionate use, named patient sales, patient assistance programs, in each case, that are not intended for general use or sale of such Licensed Product without Regulatory Approval; (c) test marketing programs or other similar programs or studies, or for sample or promotional purposes (provided that the Licensed Product is not otherwise generally available for purchase in the applicable country, and are provided at no cost or below cost); or (d) early access programs that are not intended for general use or sale of such Licensed Product without Regulatory Approval.

If any Licensed Product is sold as part of a Combination Product, then Net Sales for such Licensed Product shall be determined by multiplying the net sales of the Combination Product [*] (the “Other Product(s)”).

If the weighted average sale price of a Licensed Product when sold separately in finished form can be determined but the weighted average sale price of the Other Product(s) cannot be determined, then Net Sales for such Combination Product shall be calculated by multiplying the net sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction A / C where A is the weighted average sale price of such Licensed Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

If the weighted average sale price of the Other Product(s) can be determined but the weighted average sale price of the Licensed Product when sold separately in finished form cannot be determined, Net Sales for such Combination Product shall be calculated by multiplying the net sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the following formula: one (1) minus B / C where B is the

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weighted average sale price of the Other Product(s) and C is the weighted average sale price of the Combination Product.

If the weighted average sale price of both a Licensed Product and the Other Product(s) cannot be determined, then Net Sales for such Combination Product shall be mutually agreed by the Parties in good faith, which determination shall reasonably reflect the fair market value of the contribution of such Licensed Product and Other Product(s) in such Combination Product to the total fair market value of such Combination Product.

1.119
“Patent Challenge” has the meaning set forth in Section 11.5.
1.120
[*].
1.121
“Patent Rights” means all patents and patent applications (including any certificates of invention, supplementary protection certificates and applications therefor, applications for certificates of invention and priority rights) in any country or other jurisdiction, including all international applications, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications, including requests for continued examination, divisional applications and renewals, and all letters, patents or certificates of invention granted thereon, and all reissues, reexaminations, term extensions, term adjustments, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country or other jurisdiction.
1.122
“Patent Term Extension” has the meaning set forth in Section 8.3.
1.123
“Payload” means a molecule engineered or intended to or that does kill or otherwise modulate a tumor cell for therapeutic benefit.
1.124
“Permitted Purpose” has the meaning set forth in Section 5.4.
1.125
“Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or governmental or political subdivision thereof.
1.126
“Pharmacovigilance Agreement” has the meaning set forth in Section 4.6.
1.127
“Pricing and Reimbursement Approval” means, in any country where a Governmental Authority, in connection with Regulatory Approval, authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.128
“Personal Data” has the meaning set forth in Section 9.3.1.
1.129
“Product Trademarks” has the meaning set forth in Section 8.10.
1.130
“Proposed Publication” has the meaning set forth in Section 7.6.

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1.131
“Prosecute and Maintain” means activities directed to: (a) preparing, filing and prosecuting Patent Rights; (b) managing any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification or cancellation proceeding relating to the foregoing; and (c) settling any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding, but excluding the defense of challenges to Patent Rights as a declaratory judgment action or as a counterclaim in an infringement proceeding.
1.132
“QuaCell Agreement” means the Non-Exclusive Material License Agreement on QuaCell CHO-K1Q Cell Line, by and between QuaCell Biotechnology, Co. Ltd (“QuaCell”) and MabCare, dated March 1, 2024.
1.133
“Qualified Sublicensee” means[*]
1.134
“Regulatory Approval” means, with respect to a given product and a given country or other jurisdiction, any and all approvals (including MAA approval or accelerated approval), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize such product in such country or other jurisdiction, including, where necessary for Commercialization, Pricing and Reimbursement Approval(s). For clarity, Pricing and Reimbursement Approval shall not be necessary in the United States to achieve “Regulatory Approval” for purposes of Section 6.2.
1.135
“Regulatory Authority” means any applicable Governmental Authority with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical or biological product, including any Governmental Authority having the authority to grant Regulatory Approval or Pricing and Reimbursement Approval.
1.136
“Regulatory Exclusivity” means, with respect to a Licensed Product and a country, a period of exclusivity (other than Patent Rights exclusivity) granted or afforded by Applicable Laws or by a Regulatory Authority in such country that prevents the Regulatory Approval or marketing of any Biosimilar Product of such Licensed Product in such country.
1.137
“Regulatory Materials” means all (a) applications (including all INDs, MAAs and applications for Pricing and Reimbursement Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals and Pricing and Reimbursement Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, (c) supplements or changes to any of the foregoing, and (d) clinical and other data, including Clinical Trial data, contained or relied upon in any of the foregoing.
1.138
“Regulatory Submissions” means all Regulatory Materials submitted to a Regulatory Authority in support of the Development, Manufacture or Commercialization of a product.
1.139
“Remedial Action” has the meaning set forth in Section 4.7.

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1.140
“Required Filings” has the meaning set forth in Section 12.19.
1.141
“Reversion License” has the meaning set forth in Section 11.9.2.
1.142
“Reversion Product” has the meaning set forth in Section 11.9.2.
1.143
“Review Period” has the meaning set forth in Section 7.6.
1.144
“ROFN Notice” has the meaning set forth in Section 2.3.2(b).
1.145
“ROFN Decline” has the meaning set forth in Section 2.3.2(b).
1.146
“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending upon the date of the latest of (a) the expiration of the last Valid Claim of the MabCare Patents or Joint Foreground Patents that Cover (i) the composition of matter of such Licensed Product in such country, or (ii) method of use of such Licensed Product for an Indication set forth on the approved product labeling for such Licensed Product in such country, (b) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in such country, and (c) termination or expiration of Regulatory Exclusivity for such Licensed Product in such country.
1.147
“Sales Milestone Event” has the meaning set forth in Section 6.3.
1.148
“Sales Milestone Payment” has the meaning set forth in Section 6.3.
1.149
“Securities Regulations” has the meaning set forth in Section 7.5.2.
1.150
“Securities Regulator” has the meaning set forth in Section 7.5.2.
1.151
“Segregate” means, [*]
1.152
“SIAC” has the meaning set forth in Section 12.5.2.
1.153
“Simon Two-Stage Design Dose Expansion Study” means a portion of a Clinical Trial of a product that (a) introduces into patients solely the recommended dose(s) of such product, as determined by a recommended dose study of such product, and (b) employs at least two (2) concurrently accruing patient cohorts, where each cohort is intended to assess a different aspect of such product such as its safety, metabolism, pharmacokinetic properties, clinical pharmacology, or antitumor activity.
1.154
“Skipped Development/Commercial Milestone” has the meaning set forth in Section 6.2.
1.155
“Specified Patent Right” [*]
1.156
“Specific Patent Right Costs” [*]

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1.157
“Specific Patent Right Payments” [*]
1.158
“Subcontractor” has the meaning set forth in Section 2.4.
1.159
“Sublicense” means [*].
1.160
“Sublicensee” has the meaning set forth in Section 2.3.1.
1.161
“Sublicensing Income” means [*].
1.162
“Substitution Clinical Trial” has the meaning set forth in Section 6.2.
1.163
“Technology Transfer” has the meaning set forth in Section 4.1.1.
1.164
“Term” has the meaning set forth in Section 11.1.
1.165
“Territory” means, with respect to Day One, the Day One Territory, and with respect to MabCare, the MabCare Territory.
1.166
“Third Party” means any Person, other than a Party or an Affiliate of a Party.
1.167
“Third Party Claim” has the meaning set forth in Section 10.1.
1.168
“Third Party Infringement Claim” has the meaning set forth in Section 8.7.1.
1.169
“Third Party Payments” has the meaning set forth in Section 6.4.2.
1.170
“Transferred Regulatory Materials” has the meaning set forth in Section 4.1.2.
1.171
“United States” or “U.S.” means the United States of America and its territories and possessions.
1.172
“Upfront Fee” has the meaning set forth in Section 6.1.
1.173
“U.S. Bankruptcy Code” has the meaning set forth in Section 11.4.2.
1.174
“USD” or “Dollars” means United States dollars.
1.175
“Valid Claim” means a claim (a) in an issued and unexpired Patent that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been admitted as invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, such holding or decision being final and unappealable or unappealed within the time allowed for appeal; or (b) in a pending Patent application provided, however, that a pending claim of a patent application shall cease to be a Valid Claim if such pending claim does not issue within seven (7) years after the filing date of the patent application from which it arose, unless and until such pending claim has issued thereafter, and satisfies subsection (a) of this definition.
1.176
“VAT” has the meaning set forth in Section 6.11.3.

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1.177
“Withholding Taxes” has the meaning set forth in Section 6.11.1.
Article 2

LICENSE
2.1
Exclusive License to Day One. Subject to the terms and conditions of this Agreement, MabCare, on behalf of itself and its Affiliates, hereby grants to Day One an exclusive (even as to MabCare and its Affiliates), non-transferable (except in accordance with Section 12.1), royalty-bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.3.1, under the MabCare Technology and MabCare’s interest in the Joint Foreground IP to make, have made, use, import, offer for sale, sell, Develop, Manufacture, Commercialize and otherwise exploit Licensed Compounds and Licensed Products in the Field in the Day One Territory in accordance with the terms of this Agreement. Notwithstanding any other provision of this Agreement, [*].
2.2
License to MabCare. Subject to the terms and conditions of this Agreement, Day One, on behalf of itself and its Affiliates, hereby grants to MabCare an exclusive (even as to Day One and its Affiliates), non-transferable (except in accordance with Section 12.1), royalty-free license, with the right to grant sublicenses (solely in accordance with Section 2.3.2), under the Day One Technology and Day One’s interest in the Joint Foreground IP, to make, have made, use, import, offer for sale, sell, Develop, Manufacture, Commercialize and otherwise exploit CB-002 and CB-002 Products in the Field in the MabCare Territory in accordance with the terms of this Agreement. For the avoidance of doubt, [*]. Notwithstanding any other provision of this Agreement, [*].
2.3
Right to Sublicense.
2.3.1
Day One. Day One shall have the right to grant sublicenses under the rights granted to it in Section 2.1 through multiple tiers, without MabCare’s prior consent, to its Affiliates and Third Parties (each such Third Party a “Sublicensee”). All such Sublicensees shall be subject to a written agreement [*]. Day One shall remain responsible and liable to MabCare for the performance of its Sublicensees to the same extent as if such activities were conducted by Day One. Day One shall provide a copy of each sublicense agreement with a Sublicensee to MabCare reasonably promptly after the execution of such sublicense agreement, provided that such sublicense agreement may be redacted to exclude any confidential or proprietary information of Day One, its Affiliates or the Sublicensee contained therein that is not necessary to determine compliance with this Section 2.3.1.
2.3.2
MabCare.
(a)
Right to License and Sublicense. MabCare and its Affiliates shall have the right to grant [*] under the following conditions:

(x) [*]

(y) [*]

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All such (sub)licensees shall be subject to a written agreement consistent with the applicable terms and conditions of this Agreement, including [*]. MabCare shall remain responsible and liable to Day One for the performance of MabCare’s obligations under this Agreement by its sublicensees or licensees who have been granted rights to Develop, Manufacture or Commercialize Licensed Compounds and Licensed Products. MabCare shall provide a copy of each (sub)license agreement with a (sub)licensee to Day One reasonably promptly after the execution of such (sub)license agreement, provided that such (sub)license agreement may be redacted to exclude any confidential or proprietary information of MabCare, its Affiliates or the (sub)licensee contained therein that is not necessary to determine compliance with this Section 2.3.2.

(b)
Right of First Negotiation. [*]
2.4
Right to Subcontract. Each Party shall have the right to subcontract the performance of any of its obligations under this Agreement to one or more Third Party subcontractors engaged for the purpose of such Party’s Development, Manufacture and Commercialization of Licensed Compounds and Licensed Products as set forth herein (each such Third Party a “Subcontractor”). All such Subcontractors shall be subject to a written agreement that is consistent with the applicable terms and conditions of this Agreement. A Party shall remain responsible and liable to the other Party for the performance of its Subcontractors to the same extent as if such activities were conducted by such Party. For clarity, entities such as contract research organizations, CMOs, Clinical Trial sites, Distributors and contract sales organizations shall be considered Subcontractors under this Section 2.4 and not (sub)licensees for purposes of Section 2.3.
2.5
Retained Rights. Notwithstanding the exclusive nature of the license granted to Day One in Section 2.1 MabCare retains the rights to practice the MabCare Technology (a) to perform its obligations under this Agreement, and (b) outside the scope of the exclusive license granted in Section 2.1. Notwithstanding the exclusive nature of the license granted to MabCare in Section 2.2, Day One retains the rights to practice the Day One Technology (a) to perform its obligations under this Agreement, and (b) outside the scope of the exclusive license granted in Section 2.2.
2.6
No Implied Licenses. Except as expressly set forth in this Agreement, neither Party nor its Affiliates, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in or to any Know-How, Patent Rights, or other intellectual property rights owned or controlled by the other Party or its Affiliates.
2.7
Third Party Licenses.
2.7.1
[*]
2.7.2
[*]
2.7.3
Notwithstanding Section 2.7.1 and Section 2.7.2:

[*]

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2.8
Hyslink License Agreement. Day One acknowledges and agrees that [*].
2.9
Exclusivity; Change of Control.
2.9.1
Competing Products. [*], neither Party will, and will ensure that its Affiliates do not, (a) either alone or with a Third Party, make, have made, use, sell, offer for sale, import or otherwise Develop, Manufacture, Commercialize or exploit any Competing Product or (b) license, authorize, appoint, advise, assist or otherwise enable any Third Party to Develop, Manufacture, Commercialize or exploit any Competing Product, in each case ((a) or (b)), anywhere in the world.
2.9.2
Exceptions. Notwithstanding Section 2.9.1, if a Party or any of its Affiliates (a) undergoes a Change of Control and, on the date of the closing of such Change of Control or thereafter, the Acquirer has a product or program that would be in violation of Section 2.9.1 (each an “Acquirer Program”), or (b) acquires a Third Party by merger, purchase of assets, stock acquisition or otherwise, and on the date of the closing of such transaction, such Third Party has a product or program that, upon the closing of such transaction, would be in violation of Section 2.9.1 (“Acquired Program”), then, the following shall apply: [*]
Article 3

GOVERNANCE
3.1
Joint Steering Committee. Promptly after the Effective Date, the Parties shall establish a Joint Steering Committee (the “JSC”) to provide a forum for the coordination, communication, and oversight of Development and Manufacturing activities with respect to Licensed Compounds and Licensed Products. The JSC shall carry out the following specific responsibilities:
3.1.1
review and discuss the status, progress and results of Development activities conducted by either Party in their respective Territory;
3.1.2
review and discuss any proposed amendments or revisions to Day One’s Development Plan or MabCare’s Development Plan;
3.1.3
coordinate MabCare’s Development activities with Day One’s Development activities;
3.1.4
oversee the Technology Transfer;
3.1.5
oversee the sharing of Data;
3.1.6
review and advise on amendments to the Manufacturing Technology Transfer Plan and Manufacturing Technology Transfer Budget;
3.1.7
oversee the conduct of the Manufacturing Technology Transfer Plan;
3.1.8
establish procedures regarding the collection, sharing, and reporting of Adverse Event information related to Licensed Compounds and Licensed Products consistent with

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the Pharmacovigilance Agreement to be entered into in accordance with Section 4.6;
3.1.9
facilitate communications regarding any Commercialization activities in each Party’s Territory; and
3.1.10
perform such other functions as expressly set forth in this Agreement.
3.2
Composition and Meetings.
3.2.1
Composition. The JSC shall be composed of [*] of each of Day One and MabCare, and each Party shall notify the other Party of its initial JSC representatives within thirty (30) days after the Effective Date. Each Party shall [*]. Each Party may change its JSC representatives from time to time in its sole discretion, effective upon notice to the other Party of such change. Each Party’s JSC representatives shall be employees of such Party with appropriate experience and authority within such Party’s organization. A reasonable number of representatives of each Party who are not JSC members may attend meetings of the JSC; provided, however, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party, shall obtain approval from such other Party for such Third Party to attend (not to unreasonably withheld, conditioned or delayed), and shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. The JSC may establish joint teams (on an “as-needed” basis to oversee particular projects or activities, which delegations shall be reflected in the minutes of the meetings of the JSC) and disband such joint teams. Each such joint team shall consist of the same number of representatives from each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its joint team representatives on written notice to the other Party or to send a substitute representative to any joint team meeting from time to time on a reasonable basis. Each joint team shall report to the JSC and shall have no decision-making authority.
3.2.2
Meetings. The JSC will hold a meeting [*]. Such meetings may be in person, via videoconference, or via teleconference. The location of in-person meetings will be determined by the Parties. [*] prior to a JSC meeting, the chairpersons will distribute to the JSC members the agenda items for discussion at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes will be kept of all JSC meetings. Meeting minutes will be prepared by [*]. Minutes will be deemed approved unless [*].
3.3
Decision-Making Authority. Subject to the terms and conditions of this Agreement, each Party shall have the sole decision-making authority with respect to the Development, Manufacturing and Commercialization activities solely with respect to its own Territory, and the JSC shall be a forum for communication, coordination and advisory purposes only, provided however, [*]:
3.3.1
[*]
3.4
Discontinuation. If at any point during the Term the JSC does not have any ongoing responsibilities, the Parties may mutually agree to disband the JSC.

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3.5
Limitations on Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to (a) modify or amend the terms and conditions of this Agreement, (b) waive either Party’s compliance with, or determine that either Party has or has not fulfilled, the terms and conditions of this Agreement, or (c) determine any issue in a manner that would conflict with, expand, or reduce the express terms and conditions of this Agreement.
Article 4

DEVELOPMENT AND COMMERCIALIZATION
4.1
Technology Transfer.
4.1.1
Technology Transfer. [*] MabCare shall disclose and make available (or cause to be disclosed or made available) to Day One all MabCare Know-How in the possession or control of MabCare or its Affiliates, including (a) all preclinical and clinical data for CB-002, (b) all Regulatory Materials and Regulatory Submissions related to or for CB-002, including all Know-How used to support the IND submitted to the FDA for CB-002, and (c) all Know-How and information related to, or reasonably necessary to support, the continued Development and Commercialization of CB-002 or other Licensed Compounds by Day One (the “Technology Transfer”). To the extent any such MabCare Know-How resides with a Third Party [*]. For clarity, the Technology Transfer will not include the Manufacturing Technology Transfer, which is governed by Section 5.3. MabCare may make such MabCare Know-How available by [*]. All MabCare Know-How will be provided in a format [*]. If after the Effective Date, MabCare or Day One identify any MabCare Know-How that should have been included in the Technology Transfer but was inadvertently omitted, MabCare shall promptly disclose and make available to Licensee such Know-How in a manner consistent with the preceding sentence. During and following the Technology Transfer, at the reasonable request of Day One, MabCare shall cause its (and its Affiliates’) scientific and technical personnel available to answer reasonable technical or scientific questions regarding the Licensed Compounds, Licensed Products or content of the Technology Transfer. Unless otherwise expressly provided herein, [*]
4.1.2
IND Transfer. [*] MabCare shall transfer and assign to Day One or its designee the Regulatory Materials and Regulatory Submissions for Licensed Compounds and Licensed Products (including CB-002) in the Day One Territory and listed on Schedule 4.1.2, including, the U.S. IND for CB-002 (the “Transferred Regulatory Materials”). Without limiting the foregoing, MabCare shall initiate the transfer and assignment of such Transferred Regulatory Materials [*]. Until such transfer and assignment is complete, MabCare shall maintain the Transferred Regulatory Materials in good standing. In the event that [*].
4.1.3
Existing Inventory. [*] MabCare will transfer the existing supply of Licensed Product as set forth in Schedule 4.1.3 (the “Existing Inventory”) to Day One or its designee, which transfer shall be completed [*] MabCare represents and warrants to Day One (as of the Effective Date and as of the date of delivery of the Existing Inventory to Day One) that [*]. MabCare shall provide Day One with an invoice for the Existing Inventory upon delivery and Day One shall pay the invoiced amount to MabCare [*]. MabCare shall continue to support [*]. Notwithstanding anything to the contrary herein, Day One acknowledges and agrees that the Existing Inventory has been stored at MabCare’s existing CMO as described in Schedule 4.1.3,

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and [*].
4.1.4
MabCare Vendors and Subcontractors. Upon Day One’s request, MabCare will (a) assign to Day One or its designee (to the extent assignable and without penalty to MabCare or its Affiliate) any of MabCare’s or its Affiliates’ agreements with Third Party vendors and subcontractors that are related solely and exclusively to the Development of Licensed Compounds or Licensed Products or, to the extent any such Third Party agreement or arrangement is not assignable to Day One or its designee, reasonably cooperate with Day One to arrange to continue to provide such services for a reasonable time, or (b) introduce Day One to any Third Party vendor or subcontractor performing Development activities for MabCare or its Affiliates in connection with the Licensed Compounds or Licensed Products and reasonably cooperate with Day One’s efforts to enter into an agreement directly with such vendor or subcontractor, in each case (a) and (b), solely with respect to the Day One Territory.
4.2
Development and Commercialization Responsibility.
4.2.1
Day One Territory. Except as expressly set forth herein, as between the Parties, Day One shall have the sole responsibility and authority, at its sole cost and expense, for the Development and Commercialization of Licensed Compounds and Licensed Products in the Field in the Day One Territory. Without limiting the foregoing, as between the Parties, Day One shall (a) have the sole authority and discretion to prepare, file, prosecute and maintain any and all Regulatory Submissions (including any Pricing and Reimbursement Approvals), and to communicate and otherwise interact with all Regulatory Authorities, with respect to the Licensed Compounds and Licensed Products in the Day One Territory, and (b) own all Regulatory Submissions, Regulatory Approvals, and Pricing and Reimbursement Approvals for the Licensed Compounds and Licensed Products in the Day One Territory.
4.2.2
MabCare Territory. Except as expressly set forth herein, as between the Parties, MabCare shall have the sole responsibility and authority, at its sole cost and expense, for the Development and Commercialization of Licensed Compounds and Licensed Products in the Field in the MabCare Territory. Without limiting the foregoing, as between the Parties, MabCare shall (a) have the sole authority and discretion to prepare, file, prosecute and maintain any and all Regulatory Submissions (including any Pricing and Reimbursement Approvals), and to communicate and otherwise interact with all Regulatory Authorities, with respect to the Licensed Compounds and Licensed Products in the MabCare Territory, and (b) own all Regulatory Submissions, Regulatory Approvals, and Pricing and Reimbursement Approvals for the Licensed Compounds and Licensed Products in the MabCare Territory.
4.3
Day One Diligence. Day One shall (itself or through its Affiliates or Sublicensees) use Commercially Reasonable Efforts to [*] (collectively, “Major Markets”).
4.4
Development Coordination.
4.4.1
Development Plan. The Parties intend to coordinate their Development activities in the Territory as set forth in this Section 4.4. The initial development plan for the Development of the Licensed Product in the Day One Territory is attached hereto as Schedule 4.4.1 (such plan and any updates thereto, the “Day One Development Plan”). MabCare shall

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provide an initial development plan[*] (such plan and any updates thereto, the “MabCare Development Plan”, and each Day One Development Plan or MabCare Development Plan, a “Development Plan”). A Party’s Development Plan shall include [*], and timelines for achievement thereof, in the corresponding Territory. Each Development Plan (or any update thereto) shall be [*]. Day One shall have the right to [*] (each, a “Material Development Issue”), and the Parties shall resolve such issue via the JSC in accordance with Section 3.3. Each Party shall update its Development Plan [*] and provide such updated Development Plan to the JSC for review and discussion. Each Party shall not conduct any Development of the Licensed Compounds or Licensed Products [*].
4.4.2
Development Reports. Each Party shall provide to the other Party, via the JSC, [*]. All such Development reports shall be the Confidential Information of the providing Party.
4.4.3
Data Sharing. The Parties will mutually agree upon a procedure for the exchange of Data ([*]). The JSC shall oversee the sharing of Data between the Parties. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this section. For clarity, [*].
4.4.4
Right of Access and Reference. Each Party hereby grants to the other Party a right of reference to all Regulatory Materials and Regulatory Submissions submitted by such Party, its Affiliates or (sub)licensees in its respective Territory for the Licensed Compounds and Licensed Products (including, for clarity, the right of reference to Transferred Regulatory Materials by MabCare, its Affiliates or (sub)licensees) solely for the purpose of such other Party, its Affiliates or (sub)licensees obtaining or maintaining Regulatory Approvals in its respective Territory for the Licensed Compounds and Licensed Products. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this section, including providing a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such right of access and reference.
4.4.5
Development Records. Each Party shall maintain complete, current and accurate records of all Development activities conducted by or on behalf of it, its Affiliates or its (sub)licensees pursuant to this Agreement and all data and other information resulting from such activities, in each case in accordance with all Applicable Law. Such records shall (i) be maintained [*].
4.4.6
Audit. Day One or its representatives may, for actual cause or based upon a reasonable belief of non-compliance with MabCare’s Development Plan, at reasonable times (which audit shall not be more than once in every twelve (12) month period, unless otherwise for actual cause) and upon reasonable notice, perform audits of MabCare’s or its Affiliates’ or (sub)licensees’ Development activities with respect to the Licensed Compounds and Licensed Products in the MabCare Territory, and any Clinical Trial sites engaged, or other facilities used, by MabCare or its Affiliates, or (sub)licensees or vendors to conduct the applicable Development Plan, subject to any confidentiality obligations and safety procedures as may be reasonably required by MabCare’s or its Affiliates, (sub)licensees or sites and other facilities. [*] Day One will provide MabCare with a written summary of its findings in English, including any deficiencies or other areas of remediation that Day One reasonably identifies during such audit, and the Parties

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shall promptly meet to discuss such findings and proposed remedial actions. If the Parties agree on a proposed remedial action, then MabCare [*].
4.5
Communications with Regulatory Authorities. Except as set forth herein or as otherwise agreed by the Parties, (i) neither Party shall communicate with any Regulatory Authority having jurisdiction outside of its respective Territory with respect to the Licensed Compounds or Licensed Products, unless required by such Regulatory Authority, in which case [*], and (ii) neither Party shall submit any Regulatory Materials nor seek Regulatory Approval for the Licensed Product in the other Party’s respective Territory.
4.6
Adverse Events Reporting. Reasonably promptly after the Effective Date (or at such other time as agreed upon by the Parties), the Parties (or their respective Affiliates) shall initiate negotiations to enter into a pharmacovigilance agreement for the Licensed Products (such written agreement, the “Pharmacovigilance Agreement”) for exchanging adverse event and other safety information worldwide with respect thereto. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall prevail and govern, except to the extent such conflicting terms relating directly to the pharmacovigilance responsibilities of the Parties (including the exchange of safety data), in which case the terms of the Pharmacovigilance Agreement shall prevail and govern. The Pharmacovigilance Agreement shall provide for [*]. The Pharmacovigilance Agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party to comply with Applicable Law, including any local regulatory requirements.
4.7
Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information (including notice by a Regulatory Authority) indicating that any Licensed Product may be subject to any recall, corrective or similar regulatory action by virtue of Applicable Law (each a “Remedial Action”). Each Party shall have the right to determine to conduct a Remedial Action in its respective Territory, provided [*].
4.8
Regulatory Agreement. At the request of either Party and if required by Applicable Law, or otherwise mutually agreed to by the Parties, the Parties shall negotiate in good faith and enter into a regulatory agreement setting forth additional details with respect to regulatory matters related to the Licensed Product for the Day One Territory and the MabCare Territory.
4.9
No Diversion. Each Party hereby covenants and agrees that, to the extent not prohibited by Applicable Laws, it shall not, and shall ensure that its Affiliates, distributors, and (sub)licensees do not, knowingly promote, market, distribute for sale, import for sale, sell or have sold a Licensed Product in the other Party’s respective Territory. With respect to any country in the other Party’s respective Territory, a Party shall not, and shall ensure that its Affiliates, distributors, and (sub)licensees do not: (a) knowingly engage in any advertising or promotional activities relating to a Licensed Product that are directed primarily to customers or other purchaser or users of the Licensed Product located in such countries in the other Party’s respective Territory, (b) actively solicit orders for the Licensed Product from any prospective purchaser located in such countries in the other Party’s respective Territory, or (c) knowingly sell or distribute the Licensed Product to any person in such Party’s respective Territory who intends to sell (or has in the past sold in violation of this clause (c)) the Licensed Product in such countries in the other Party’s

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respective Territory. If either Party receives any commercial order for the Licensed Product from a prospective purchaser reasonably believed to be located in a country in the other Party’s respective Territory or for use of the Licensed Product in the other Party’s respective Territory, such Party shall immediately refer that order to the other Party and such Party shall not accept any such orders. Each Party shall not deliver (or tender) for sale (or cause to be delivered (or tendered) for sale) the Licensed Product into a country in the other Party’s respective Territory.
Article 5

MANUFACTURING AND SUPPLY
5.1
Responsibility. Subject to Section 5.2 and Section 5.3, Day One shall have the right to Manufacture, itself or through one or more Third Parties, the Licensed Compounds and Licensed Products for use in the Day One Territory. MabCare shall have the right to Manufacture, itself or through one or more Third Parties, the Licensed Compounds and Licensed Products for use in the MabCare Territory. During the Term, the Parties may coordinate on the Manufacture of Licensed Compounds and Licensed Products for the Territory. Subject to the terms and conditions of this Agreement[*].
5.2
Clinical Supply. Upon Day One’s request, the Parties shall negotiate in good faith and enter into a written agreement consistent with the terms set forth on Schedule 5.2 for MabCare to supply (or have its CMO to supply) Day One quantities of the Licensed Product for Day One’s clinical Development activities in the Day One Territory (together with a related quality agreement, the “Clinical Supply Agreement”). For clarity, unless otherwise mutually agreed by the Parties in writing, following the completion of Manufacturing Technology Transfer, MabCare [*].
5.3
Manufacturing Technology Transfer. [*] the Parties shall promptly prepare a plan and budget for MabCare to promptly and efficiently transfer to Day One or its designee (including one or more Third Party CMOs selected by Day One) all Manufacturing-related MabCare Know-How and materials, including all CMC documentation and data and processes, to enable the Manufacture of the Licensed Products by or for Day One (such plan and budget the “Manufacturing Technology Transfer Plan” and “Manufacturing Technology Transfer Budget”, respectively, and such transfer the “Manufacturing Technology Transfer”). The Parties will conduct the Manufacturing Technology Transfer in accordance with the Manufacturing Technology Transfer Plan and Manufacturing Technology Transfer Budget, [*]. Any changes to the Manufacturing Technology Transfer Plan (and corresponding amendments to the Manufacturing Technology Transfer Budget) must be mutually agreed to by the Parties in writing, provided that [*]. In addition, upon Day One’s request, MabCare will (a) assign to Day One or its designee (to the extent assignable) any of MabCare’s or its Affiliates’ agreements with a Third Party CMO that are related solely and exclusively to the Licensed Compounds or Licensed Products in the Day One Territory or, to the extent any such Third Party agreement is not assignable to Day One or its designee, reasonably cooperate with Day One to arrange for such CMO to continue to provide the relevant services for a reasonable time, or (b) introduce Day One to any Third Party CMO performing Manufacturing activities for MabCare or its Affiliates in connection with the Licensed Compounds or Licensed Products and reasonably cooperate with Day One’s efforts to enter into an agreement directly with such CMO.

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5.4
Transfer, Use and Return of MabCare Materials. The Parties acknowledge that, the [*]. At Day One’s request and costs after the Effective Date, MabCare will use reasonable efforts to amend [*], or facilitate Day One to enter into a separate agreement directly with [*] for the use of the MabCare Material by Day One to Manufacture (or have Manufactured) the Licensed Compound, and a separate agreement directly with [*] for the use of cell cytotoxicity assays, (such amended [*], or consent or separate agreements (whether entered into by Day One with the facilitation of MabCare or not), collectively, the “Cell Line Agreements”). In connection with the Manufacturing Technology Transfer, and subject to the Cell Line Agreements, MabCare shall transfer to Day One MabCare Materials in quantities set forth on Schedule 1.102 for Day One to perform Manufacturing activities in accordance with the Manufacturing Technology Transfer Plan and to perform the cell cytotoxicity assay, as applicable, and thereafter Manufacture the Licensed Compounds and Licensed Products in support of its or its Affiliates’ and Sublicensees’ Development, Commercialization or other exploitation of the Licensed Compounds and Licensed Products in the Field in Day One Territory in accordance with the terms of this Agreement and the Cell Line Agreements (the “Permitted Purposes”). Day One shall only use the MabCare Materials for the Permitted Purposes and for no other purpose. Day One shall use all MabCare Materials in compliance with Applicable Law. Except as expressly set forth in this Agreement or the Cell Line Agreements, Day One shall not [*].
5.5
Assistance by MabCare Personnel. Following completion of the Manufacturing Technology Transfer, MabCare shall make available to Day One or its designees (or cause to be made available) technical or scientific personnel of MabCare or its Affiliates as may reasonably be requested by Day One to assist Day One in connection with understanding the content, or implementing or using the content, of the Manufacturing Technology Transfer, and Day One shall reimburse MabCare [*] MabCare shall use reasonable efforts to facilitate the cooperation of any MabCare CMO or other MabCare vendor or subcontractor in connection with providing such assistance, at Day One’s cost.
Article 6

PAYMENTS
6.1
Upfront Fee. As partial consideration for the license and other rights granted by MabCare to Day One herein, Day One shall pay to MabCare a one-time, non-refundable, non-creditable upfront fee of fifty-five million Dollars ($55,000,000) within fifteen (15) Business Days of Day One’s receipt of an invoice therefor from MabCare(such fee, the “Upfront Fee”).
6.2
Development Milestones. Upon the first achievement by Day One, its Affiliate or Sublicensee of a development or commercial milestone event set forth in the table below (each a “Development/Commercial Milestone Event”), Day One shall make the corresponding one-time, non-refundable, non-creditable payment (each a “Development/Commercial Milestone Payment”) to MabCare in accordance with Section 6.6.1.

#	Development/Commercial Milestone Event	Development/Commercial Milestone Payment (USD)
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]

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4	[*]	[*]
5	[*]	[*]
6	[*]	[*]
7	[*]	[*]
8	[*]	[*]
9	[*]	[*]
10	[*]	[*]
11	[*]	[*]
12	[*]	[*]
13	[*]	[*]
14	[*]	[*]
15	[*]	[*]
16	[*]	[*]
17	[*]	[*]
	[*]	[*]

[*]

If, upon achievement (or deemed achievement) of a Development/Commercial Milestone Event as set forth in the second column of the table below (each, an “Achieved Development/Commercial Milestone Event”), the corresponding Skipped Development/Commercial Milestone Event as set forth in the first column in table below has not yet been achieved, become due or been paid, then such Skipped Development/Commercial Milestone Event shall be deemed achieved and the Development/Commercial Milestone Payment corresponding to such Skipped Development/Commercial Milestone Event shall become due and payable concurrently with the Development/Commercial Milestone Payment corresponding to the applicable Achieved Development/Commercial Milestone.

Skipped Development/Commercial Milestone Event	Achieved Development/Commercial Milestone Event
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

In addition, the Parties agree that, the Day One Development Plan [*]. If Day One amends the Day One Development Plan to conduct, or if its Affiliate or Sublicensee conducts a Clinical Trial, in each case, that is not a [*] (each, as applicable, a “Substitution Clinical Trial”), then Development/Commercial Milestone Event [*]. For clarity, a [*] shall not be considered a Substitution Clinical Trial.

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6.3
Sales Milestones. Upon the first achievement of each sales-based milestone event set forth in the table below (each a “Sales Milestone Event”), Day One shall make the corresponding one-time, non-refundable, non-creditable payment (each a “Sales Milestone Payment”) to MabCare in accordance with Section 6.6.2.

Sales Milestone Event	Sales Milestone Payment (USD)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*]

6.4
Royalty Payments.
6.4.1
Royalty Payments for Licensed Products. Subject to the remainder of this Section 6.4, on a Licensed Product-by-Licensed Product basis, during the Royalty Term for such Licensed Product, Day One shall pay MabCare royalties on aggregate annual Net Sales of such Licensed Product in the Day One Territory as follows:

Aggregate Annual Net Sales in the Day One Territory per Licensed Product	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Following the expiration of the Royalty Term for a Licensed Product in a given country, Net Sales of such Licensed Product in such country will be excluded from Net Sales for purposes of determining the royalties due hereunder (including that Net Sales of such Licensed Product in such country shall not be considered when determining the allocation of Net Sales among the royalty tiers set forth above) and Sales Milestones Events. Such royalty payments, and associated reports, shall be made in accordance with Section 6.6.2.

6.4.2
Royalty Reductions.

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(a)
No Valid Claim. On a Licensed Product-by-Licensed Product and country-by-country basis in the Day One Territory, if at any time during the Royalty Term for such Licensed Product there is no Valid Claim of any MabCare Patent or Joint Foreground Patent that Covers (i) the composition of matter of the Licensed Compound of such Licensed Product in such country, or (ii) method of use of such Licensed Product for an Indication set forth on the approved product labeling for such Licensed Product in such country, then the royalty rates set forth in Section 6.4.1 shall be permanently reduced in such country by [*].
(b)
Third Party Payments. If Day One or any of its Affiliates or Sublicensees obtains a license or right to any Patent Rights from a Third Party in a country in the Day One Territory that is [*], then Day One shall have the right to credit or deduct [*] actually paid by Day One or any of its Affiliates or Sublicensees to such Third Party for such license or right to the extent reasonably allocable to such Licensed Product in such country (“Third Party Payments”) against the royalties payable to MabCare pursuant to Section 6.4.1 with respect to such Licensed Product in such country. If Day One is not able to fully credit or deduct any such Third Party Payments in a given Calendar Quarter, then Day One shall be entitled to carry forward such right of credit or deduction to future Calendar Quarters with respect to such excess amount and continue applying such credit or deduction on a Calendar Quarterly basis thereafter until fully utilized or, if earlier, the expiration of the Royalty Term for such Licensed Product in such country.
(c)
Biosimilar Product. On a Licensed Product-by-Licensed Product and country-by-country basis in the Day One Territory, if during a Calendar Quarter one or more Biosimilar Products are being sold in such country and Net Sales of the Licensed Product in such country during such Calendar Quarter are reduced [*], then the royalty rates set forth in Section 6.4.1 for such Licensed Product shall be reduced in such country [*].
(d)
Inflation Reduction Act Royalty Adjustments. If, during the Royalty Term for a Licensed Product, such Licensed Product is designated as a “selected drug” by the Secretary of the U.S. Department of Health and Human Services, and Day One is required to negotiate a maximum fair price that shall apply to sales of such Licensed Product during the price applicability period as specified in the Inflation Reduction Act, then the applicable royalty rates set forth in Section 6.4.1 payable to MabCare for the Net Sales of such Licensed Product in the United States shall be reduced [*].
(e)
Deduction Floor. Notwithstanding anything contained herein to the contrary, in no event will the aggregate royalty payment in respect of any Licensed Product in any Calendar Quarter in a country by Day One to MabCare hereunder be reduced to less than [*].
(f)
Compulsory Licenses for Licensed Product. In the event that a Governmental Authority requires Day One or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party that permits such Third Party to make, sell, or otherwise commercially exploit a Licensed Product in a country in the Day One Territory, then the royalty rates in Section 6.4.1 for such Licensed Product in that country shall be reduced to [*].
(g)
Specific Patent Right Payments and Specified Patent Rights Costs. [*]

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6.5
Sublicensing Income. If, [*], Day One or any Affiliate of Day One enters into any Sublicense with a Third Party, then Day One shall pay to MabCare [*].
6.6
Payment Terms.
6.6.1
Development/Commercial Milestone Payments. Day One shall provide MabCare with written notice of the achievement of each Development/Commercial Milestone Event [*]. Following receipt of such notification, MabCare shall invoice Day One for the amount of the applicable Development/Commercial Milestone Payment, and Day One shall make the corresponding Development/Commercial Milestone Payment [*].
6.6.2
Sales Milestone Payments and Royalty Payments. During the Term, following the First Commercial Sale of a Licensed Product in the Day One Territory, Day One shall provide MabCare with a written report for each Calendar Quarter showing the Net Sales of each Licensed Product in the Day One Territory during the reporting Calendar Quarter and the royalties payable under this Agreement pursuant to Section 6.4. Each such report shall include, on a Licensed Product-by-Licensed Product basis: (a) the total gross amount invoiced for each Licensed Product sold; (b) the Net Sales of each Licensed Product; and (c) the royalties (in Dollars) payable and in total for all Licensed Products. Such reports shall also include notice of any Sales Milestone Event achieved during such Calendar Quarter (if any). Such reports shall be due [*]. The corresponding Sales Milestone Payment(s) and royalties shown to have accrued by a report provided under this Section 6.6.2 shall be due and payable on the date that such report is delivered.
6.7
Payment Currency; Exchange Rate; Offset. All payments to be made under this Agreement shall be made in USD. Payments to a Party shall be made by electronic wire transfer of immediately available funds to the account of the other Party, as designated in writing to the paying Party. Payment to MabCare shall be made to the following account unless otherwise notified by MabCare in writing:

[*]

If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made using a rate of exchange by using the arithmetic mean of the exchange rates for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of each month in the Calendar Quarter to which such payments relate.

6.8
Late Payments. Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) one (1) percentage point above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent (provided that if the payment is disputed, such interest shall be calculated within thirty (30) days from the time that the dispute is resolved), compounded monthly. Notwithstanding the foregoing, [*]
6.9
Payments to Third Parties.

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6.9.1
MabCare shall be solely responsible for all payments (including all upfront payments, development, regulatory and sales milestones, royalty payments and any sharing of any sublicensing income) due under the Existing Agreements or to any Third Party that licensed or otherwise granted rights to MabCare or any of its Affiliates to any MabCare Patents or MabCare Know-How as of the Effective Date with respect to Day One’s Development, Manufacture, or Commercialization of Licensed Compounds and Licensed Products in the Day One Territory in accordance with the terms of this Agreement.
6.9.2
Day One shall be solely responsible for all payments (including all upfront payments, development, regulatory and sales milestones, royalty payments and any sharing of any sublicensing income) due under any agreement between Day One and its Affiliates, on the one hand, and a Third Party, on the other hand, pursuant to which such Third Party licenses, grants, has licensed or otherwise has granted rights to Day One or any of its Affiliates to such Third Party’s intellectual property with respect to Day One’s Development, Manufacture, or Commercialization of Licensed Compounds and Licensed Products in the Day One Territory, [*].
6.9.3
Notwithstanding Section 6.9.1, if any Existing Agreement is terminated prior to its expiration due to MabCare’s breach of such Existing Agreement or insolvency of MabCare (and not due to Day One’s breach of the applicable provisions under such Existing Agreement or this Agreement), and it is necessary for Day One to obtain a sublicense of the rights under such terminated Existing Agreement, then[*]
6.10
Records and Audit Rights. Day One shall keep complete, true and accurate books and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept by Day One [*]. Day One shall make such accounting records available, on reasonable notice sent by MabCare, for inspection [*], by an independent certified public accounting firm nominated by MabCare and reasonably acceptable to Day One, for the purpose of verifying the accuracy of any statement or report given by Day One and to verify the accuracy of the payments due hereunder for any Calendar Year. Such auditor shall advise the Parties simultaneously promptly upon its completion of its audit whether or not the payments due hereunder have been accurately recorded, calculated, and reported, and, if not, the amount of such discrepancy. Except in the case of willful misconduct or fraud, [*]. The auditor shall be required to keep confidential all information learned during any such inspection, and to disclose to MabCare only such details as may be necessary to report the accuracy of Day One’s statement or report. MabCare shall be responsible for the auditor’s costs, unless the auditor certifies an underpayment by Day One that resulted from a discrepancy in a report that Day One provided to MabCare during the applicable audit period, which underpayment was more than [*] of the amount set forth in such report, in which case Day One shall bear the full cost of such audit. If such accounting firm identifies a discrepancy made during such period, any unpaid amounts or overpaid amounts that are discovered shall be paid/refunded promptly but in any event within [*] of the date of delivery of such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. MabCare shall treat all financial information subject to review under this Section 6.10 in accordance with the confidentiality and non-use provisions of Article 7, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Day One obligating it to retain all such information in confidence pursuant to such confidentiality agreement. [*], royalty calculations with respect to such Calendar Year shall be binding and conclusive upon both Parties.

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Unless an audit is ongoing with respect to such period, Day One shall be released from any liability or accountability with respect to said calculations for such Calendar Year.
6.11
Taxes.
6.11.1
Withholding Taxes Generally. Except as set forth in this Section 6.11, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. To the extent Day One is required by Applicable Law to withhold any taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges by Applicable Law or any Governmental Authority (“Withholding Taxes”) on any payment to MabCare, then Day One will pay such Withholding Taxes to the applicable Governmental Authority, will make the payment to MabCare of the net amount due after deduction or withholding of such taxes and will secure and, upon timely making such Withholding Taxes, promptly send to MabCare written evidence of such payment, as well as other information reasonably necessary for MabCare to substantiate the amount of taxes withheld. If Day One intends to withhold any taxes from any payment under this Agreement, Day One shall inform MabCare reasonably in advance of making such payment to permit MabCare an opportunity to provide any forms or information or obtain any taxing authority exemption or reduction as may be available to reduce or eliminate such withholding. In determining the amount to be withheld, Day One shall apply the reduced rate of withholding, or not withhold, as the case may be reflected in a properly executed IRS Form W-8BEN-E (or other appropriate form) received by Day One prior to the time that Day One makes any payment under this Agreement. In addition, Day One agrees to reasonably cooperate with MabCare in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 6.11.1 are reduced in amount to the fullest extent permitted by Applicable Law. MabCare shall not be responsible for any penalties or interests resulting from the failure by Day One to collect or remit any such Withholding Taxes. For clarity, any amounts withheld or deducted for taxes in accordance with this Section 6.11.1 shall be considered as having been paid to MabCare for purposes of this Agreement.
6.11.2
Withholding Action. Notwithstanding the foregoing, if, as a result of a Withholding Action by Day One, withholding is required by Applicable Laws with respect to any payment made by Day One to MabCare pursuant to this Agreement and the amount of such withholding exceeds the amount of withholding that would have been required with respect to such payment under Section 6.11.1 if Day One had not committed the Withholding Action, then Day One shall pay an additional amount to MabCare such that, after withholding from such payment contemplated by this Agreement and such additional amount, MabCare receives the same amount with respect to such payment as it would have received from Day One absent such Withholding Action by Day One; provided, however, that if MabCare also has undertaken a Withholding Action that has caused the withholding required by Day One to increase, Day One shall only be required to pay to MabCare the increased amount to the extent attributable to its own Withholding Action (and not to MabCare’s Withholding Action). For purposes of this Section 6.11.2, “Withholding Action” means, in the case of Day One or MabCare, as the case may be, (a) a permitted assignment or sublicense of this Agreement (in whole or in part) by Day One or MabCare, as the case may be, to an Affiliate or a Third Party outside of Day One’s or MabCare’s, as the case may be, then-current jurisdiction; or (b) a redomiciliation of Day One or MabCare, as the case may be to, or

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payment made by or on behalf of Day One from or received by or on behalf of MabCare, in a jurisdiction outside Day One’s or MabCare’s, as the case may be, then-current jurisdiction of residence.
6.11.3
VAT. All payments under this Agreement are exclusive of any value added, sales and use, excise, stamp, or similar country-specific, governmental or local taxes (collectively, “VAT”). If any VAT is required in respect of any payments under Applicable Law paid to the Party making the supply or providing the service, the Party making such payment shall pay VAT at the applicable rate in respect of any such payments upon the receipt of a valid VAT invoice in the appropriate form issued in respect of those payments, such VAT to be payable on the due date of the payments to which such VAT relates. For clarity, the paying Party shall not deduct any payment of VAT against the payments due to the other Party hereunder. The Parties will reasonably cooperate to issue valid VAT invoices for all amounts due under this Agreement consistent with VAT requirements. A Party shall not be responsible for any penalties and interest resulting from the failure by the other Party to collect (if not included on a valid VAT invoice) or remit any such VAT. The Parties shall reasonably cooperate to report and claim refunds or exemptions from any such VAT imposed on the transactions contemplated in this Agreement to the fullest extent permitted by Applicable Law and to timely file all required VAT tax returns.
6.12
Blocked Currency. If due to Applicable Law in a country or other jurisdiction in the Territory, it becomes impossible or illegal for Day One to transfer, or have transferred on its behalf, payments owed to MabCare under this Agreement with respect to such country, then Day One shall promptly notify MabCare and, thereafter, amounts accrued in such country under this Article 6 shall be paid to MabCare (or its designee) in such country in local currency by deposit in a local bank designated by MabCare and to the credit of MabCare, unless the Parties otherwise agree.
Article 7

CONFIDENTIALITY
7.1
Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party means any and all confidential or proprietary information and data, including all Know-How and other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether or not patentable and in any form (written, oral, photographic, electronic, magnetic, or otherwise), including information of Third Parties, that a Party (or an Affiliate or representative of such Party) discloses or otherwise makes available to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement. The terms and conditions of this Agreement shall be the Confidential Information of both Parties. Notwithstanding the above, MabCare Know-How specific to the Licensed Compounds and Licensed Products shall be deemed to be the Confidential Information of both Parties, provided that, for clarity, [*].
7.2
Duty of Confidence; Exceptions. Each Party agrees that, during the Term and for a period of [*] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (including for the exercise of the rights and licenses granted to such Party hereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the other Party. The

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foregoing confidentiality and non-use obligations shall not apply with respect to any information that the receiving Party can demonstrate by competent written proof:
7.2.1
was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed by the disclosing Party to the receiving Party, or was otherwise developed independently by or for the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;
7.2.2
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
7.2.3
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or
7.2.4
was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who has no confidentiality obligation with respect to the information so disclosed.

Any combination of features shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

7.3
Authorized Disclosures. Notwithstanding Section 7.2, the receiving Party may disclose the disclosing Party’s Confidential Information if and to the extent such disclosure is reasonably necessary in the following instances:
7.3.1
to Governmental Authorities in connection with (a) filing, prosecuting, maintaining or listing Patent Rights in accordance with Article 8 or (b) obtaining and maintaining Regulatory Approval for the Licensed Compounds and Licensed Products as permitted by this Agreement;
7.3.2
prosecuting or defending litigation as contemplated herein;
7.3.3
subject to Section 7.5.2, to comply with Applicable Law;
7.3.4
to its actual or potential bona fide acquirors, investors, lenders or other similar sources of financing solely for the purpose of evaluating or carrying out an actual or potential investment, or acquisition;
7.3.5
to its external attorneys, independent accountants or financial advisors for solely for the purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to it; and
7.3.6
to its Affiliates, employees, consultants and agents and actual or potential Sublicensees (in the case of Day One), or (sub)licensees (in the case of MabCare), collaborators

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or contractors to exercise its rights or perform its obligations in accordance with the terms of this Agreement, or, in the case of MabCare, to Hyslink to the extent necessary to satisfy MabCare’s obligations under the Hyslink License Agreement;

provided that in each of the cases of Sections 7.3.4-7.3.6 such Person is subject to a written agreement containing obligations of confidentiality and non-use at least as stringent as those herein (or without such agreement for recipients that are financial or legal advisors under a professional code of conduct giving rise to an expectation of confidentiality and non-use at least as restrictive as those set forth in this Agreement), and with respect to investors and lenders, with a customary period of confidentiality. Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 7.3.1-7.3.3, it will, except where impracticable or not legally permitted, promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense. In any such event, each Party agrees to take all reasonable action to minimize disclosure of the other Party’s Confidential Information. Any information disclosed pursuant to this Section 7.3 shall remain, subject to Section 7.2, the Confidential Information of the disclosing Party and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 7.

7.4
Prior Confidentiality Agreement. This Agreement supersedes that certain [*] (the “CDA”). All information exchanged between the Parties under the CDA shall be deemed to have been disclosed under this Agreement and shall be subject to the terms of this Article 7.
7.5
Public Disclosures; Securities Filings.
7.5.1
Press Release. The Parties agree that Day One may issue a press release substantially in the form of Schedule 7.5.1 with respect to this Agreement and following Day One’s issuance thereof either Party may make subsequent public disclosure of the contents of such press release so long as the information disclosed remains true and accurate. Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as provided herein; provided, however, that (a) neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Securities Regulations, and (b) Day One shall have the right to make public announcements regarding the achievement of any material events regarding the progress of the Development and Commercialization of the Licensed Compounds and Licensed Products under this Agreement, as well as the achievement of Development/Commercial Milestone Events.
7.5.2
Securities Filings. Notwithstanding anything herein to the contrary, either Party or its Affiliates may disclose the relevant terms of this Agreement to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, or with the rules of any stock exchange on which such Party’s (or such Party’s Affiliates’) securities are listed (such rules and regulations “Securities Regulations” and each such entity a “Securities

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Regulator”). If a Party is required by Applicable Law to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator, such Party agrees to reasonably consult and coordinate with the other Party with respect to such disclosure and, if applicable, the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by Applicable Law to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator and such Party has (i) promptly notified the other Party in writing of such requirement and any respective timing constraints, (ii) provided copies of the proposed disclosure or filing to the other Party reasonably in advance of such filing or other disclosure and (iii) given the other Party a reasonable time under the circumstances to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Law or the applicable Securities Regulator. If a Party seeks to make a disclosure or filing as set forth in this Section 7.5.2 and the other Party provides comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will reasonably consider such comments and use good faith efforts to incorporate such comments in the disclosure or filing; provided that prior to making any such filing of this Agreement, the Parties shall reasonably cooperate and use good faith efforts to agree on a redacted form of this Agreement to be so filed.
7.5.3
Use of Names. Except as may be otherwise provided herein, neither Party nor its Affiliates shall use the corporate marks or any other name or trademark of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law.
7.6
Publications. In the event a Party desires to publicly present or publish an article or other publication regarding the Licensed Compounds or Licensed Products (each such proposed presentation or publication, a “Proposed Publication”), such Party shall provide the other Party (via the JSC) with a copy of such Proposed Publication [*] (as to either, the “Review Period”) prior to the intended submission or presentation date. A Party agrees that it will not submit or present any Proposed Publication (a) until the other Party has provided written comments during such Review Period on the material in such Proposed Publication or (b) until the applicable Review Period has elapsed without written comments from the other Party, in which case such Party may proceed and the Proposed Publication will be considered approved in its entirety. If the proposing Party receives written comments from the other Party during the applicable Review Period, it shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for such Proposed Publication; provided that the proposing Party agrees to (i) delete any Confidential Information of the other Party that the other Party identifies for deletion in its written comments, and (ii) delay such Proposed Publication for [*] to enable the other Party to draft and file Patent Rights with respect to any subject matter to be made public in such Proposed Publication and to which the other Party has the applicable intellectual property rights to file such Patent Rights. The Proposing Party shall provide the other Party a copy of the Proposed Publication at the time of the submission or presentation. Notwithstanding the foregoing, Day One shall have the right to make scientific publication about Clinical Trials for the Licensed Products in the Day One Territory, including the results of such Clinical Trials, provided that, [*]. A Party shall require

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its Affiliates, Sublicensees and subcontractors to comply with the obligations of this Section 7.6 as if they were such Party, and shall be liable for their non-compliance.
7.7
Re-Publication. Notwithstanding anything to the contrary in this Article 7, the contents of any press release or other publication that has been reviewed and approved by a reviewing Party in accordance with this Article 7 may be re-released by such reviewing Party or publishing Party without a requirement for re-approval.
Article 8

INTELLECTUAL PROPERTY
8.1
Ownership.
8.1.1
Foreground Know-How. Inventorship of Foreground Know-How and all intellectual property rights therein shall be determined in accordance with principles of inventorship for Patent Rights and other intellectual property under U.S. law, and ownership shall follow inventorship. As between the Parties, (a) MabCare shall solely own all MabCare Foreground Know-How and MabCare Foreground Patents, (b) Day One shall solely own all Day One Foreground Know-How and Day One Foreground Patents, and improvements solely with respect to Day One Background Know-How (which MabCare hereby assigns to Day One) and (c) the Parties will each own an equal, undivided interest in any and all Joint Foreground Know-How and Joint Foreground Patents. Subject to terms and conditions of this Agreement, including the licenses granted in Section 2.1 and Section 2.2, each Party shall have the right to use and exercise its ownership rights in and to any and all Joint Foreground Know-How and Joint Foreground Patents without an accounting or obligation to, or consent required from, the other Party, [*].
8.1.2
Assignment; Cooperation. Each Party shall (and shall cause its Affiliates to) cause all of its directors, officers, employees, contractors, agents and any others who perform activities for it (or its Affiliates) under this Agreement to be under an obligation to assign to such Party (or its Affiliate) their rights in and to any Foreground Know-How and all intellectual property rights therein, except where Applicable Law requires otherwise. Each Party shall provide the other Party all reasonable assistance and cooperation in the Prosecution and Maintenance of Patent Rights pursuant to this Article 8, including providing any necessary powers of attorney, oaths, declarations, assignments, and executing any other required documents or instruments. With respect to Joint Foreground Patents, MabCare Foreground Patents and Day One Foreground Patents, the Parties intend to Prosecute and Maintain such Patent Rights such that [*].
8.2
Patent Prosecution and Maintenance.
8.2.1
MabCare Patents in the Day One Territory.
(a)
Day One shall have the first right to control the Prosecution and Maintenance of (a) [*] (the “MabCare PCT”), and (b) any other MabCare Patents (for clarity, including MabCare Foreground Patents) in the Day One Territory, at Day One’s cost. Day One shall keep MabCare reasonably informed of the status of the Prosecution and Maintenance of the MabCare PCT and other MabCare Patents in the Day One Territory, including that Day One will [*]. If Day One determines to abandon or otherwise not Prosecute and Maintain any pending or

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issued MabCare Patent in the Day One Territory, [*].
(b)
With respect to [*].
8.2.2
MabCare Patents. Subject to Section 8.2.1, MabCare shall have the sole right to control the Prosecution and Maintenance of the MabCare Patents (including MabCare Foreground Patents) in the MabCare Territory, at MabCare’s cost. MabCare shall keep Day One reasonably informed of the status of the Prosecution and Maintenance of the MabCare Patents in the MabCare Territory, including that MabCare will [*].
8.2.3
Day One Patents. Subject to the remainder of this Section 8.2.3, Day One shall have the right, but not the obligation, to Prosecute and Maintain the Day One Patents (including any Day One Foreground Patents) worldwide, [*]
8.2.4
Joint Foreground Patents. Day One shall have the first right, but not the obligation, to Prosecute and Maintain the Joint Foreground Patents in the MabCare Territory and Day One Territory in both Parties’ names, and the Parties shall [*].
8.3
Cooperation for Patent Extensions. Day One shall have the sole right to determine whether or not to seek or obtain any patent term extensions, adjustments or restorations under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, any Supplementary Certificate of Protection of the member states of the European Union or similar right in any country or jurisdiction outside of the United States or European Union (any such right, a “Patent Term Extension”) for the (a) MabCare Patents and Joint Foreground Patents in the Day One Territory with respect to the Licensed Compounds and Licensed Products, and (b) Day One Patents worldwide. Except as otherwise provided herein, MabCare shall have the sole right to determine whether or not to seek or obtain any Patent Term Extension for the MabCare Patents and Joint Foreground Patents (for clarity, with respect to the Joint Foreground Patents, in the MabCare Territory with respect to the Licensed Compounds and Licensed Products). Each Party shall promptly cooperate with the other Party in obtaining any such Patent Term Extension for a Patent Right as set forth above, at the requesting Party’s cost, including executing any authorization or instruments, make any filings, or take such further actions as may be requested to implement and obtain any such Patent Term Extension.
8.4
Purple Book Listings. Day One shall have the sole right and authority to list or de-list any MabCare Patents, Day One Patents and Joint Foreground Patents in the Day One Territory, in the FDA’s “Purple Book” or any ex-U.S. equivalent thereto with respect to the Licensed Products. MabCare shall have the sole right and authority to list or de-list any MabCare Patents, Day One Foreground Patents and Joint Foreground Patents in the MabCare Territory in any equivalent to the FDA’s “Purple Book” with respect to the Licensed Products. Each Party shall reasonably cooperate with the other Party in making or withdrawing any such listing for a Patent Rights as set forth above, at the requesting Party’s cost, including applying for such patent listing and signing all necessary documents.
8.5
Common Interest Disclosures. With regard to any information or opinions exchanged pursuant to this Agreement by the Parties (or their Affiliates) regarding intellectual property owned by Third Parties, the Parties agree that they have a common legal interest in

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coordinating Prosecution and Maintenance of their respective Patent Rights, as set forth in this Article 8, and in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Development, Manufacturing or Commercialization of Licensed Compounds and Licensed Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Development, Manufacturing or Commercialization of Licensed Compounds and Licensed Products. Accordingly, Day One and MabCare agree that all such information and materials obtained by Day One or MabCare from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney‑client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.
8.6
Patent Enforcement.
8.6.1
Notice. Each Party shall notify the other [*] of becoming aware of any alleged or threatened infringement by a Third Party of any MabCare Patent, Day One Foreground Patent or Joint Foreground Patent which infringement adversely affects or could reasonably be expected to adversely affect the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product in the Field in the Territory, or any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any such Patent Right (“Competitive Infringement”).
8.6.2
Enforcement.
(a)
Day One or its designee shall have the first right, but not the obligation, to bring and control any legal action to enforce the MabCare Patents and Joint Foreground Patents with respect to a Competitive Infringement in the Day One Territory (such action an “Enforcement Action”), [*]. Day One shall keep MabCare reasonably informed as to the status of any such Enforcement Action. If Day One or its designee fails to file an Enforcement Action with respect to, or fails to take steps to abate, a Competitive Infringement in the [*] then MabCare shall have the right, but not the obligation, to bring and control an Enforcement Action for the MabCare Patents and Joint Foreground Patents with respect to such Competitive Infringement, [*].
(b)
MabCare or its designee shall have the first right, but not the obligation, to bring and control any Enforcement Action for the Day One Foreground Patents and Joint Foreground Patents with respect to a Competitive Infringement in the MabCare Territory, [*]. MabCare shall keep Day One reasonably informed as to the status of any such Enforcement Action. If MabCare or its designee fails to file an Enforcement Action with respect to, or fails to take steps to abate, a Competitive Infringement in the Territory [*] then Day One shall have the right, but not the obligation, to bring and control an Enforcement Action for the Day One Foreground Patents and Joint Foreground Patents with respect to such Competitive Infringement

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[*].
(c)
Cooperation. In a connection with any Enforcement Action, each Party shall provide the enforcing Party with all reasonable assistance in such action, at the enforcing Party’s request and expense, including joining such Enforcement Action if required by law or at the reasonable request of the enforcing Party and providing access to relevant documents and other evidence, and making its employees reasonably available during business hours. The non-enforcing Party shall be entitled to separate representation in an Enforcement Action by counsel of its own choice and at its own cost and expense, but such Party shall at all times cooperate fully with the enforcing Party.
(d)
Settlement. A settlement, consent judgment or other voluntary final disposition of a Competitive Infringement may be entered into by the enforcing Party without the consent of the non-enforcing Party; provided, however, that any such settlement, consent judgment or other disposition shall not, without the prior written consent of the non-enforcing Party, [*].
(e)
Recoveries. Any recoveries resulting from an Enforcement Action brought pursuant to Section 8.6.2(a) or Section 8.6.2(b) shall [*].
8.6.3
Joint Foreground Patents (Other Infringement). Each Party shall notify the other [*] of becoming aware of any alleged or threatened infringement by a Third Party of any Joint Foreground Patent[*].
8.6.4
Day One Patents. Subject to Section 8.6.2(b), as between the Parties, Day One shall have the sole right, but not the obligation, to enforce the Day One Patents or take any steps to abate an alleged or actual Third Party infringement of any Day One Patent worldwide, [*].
8.6.5
MabCare Patents. As between the Parties, MabCare shall have the sole right, but not the obligation, to enforce the MabCare Patents or take any steps to abate an alleged or actual Third Party infringement of any MabCare Patent in the MabCare Territory[*].
8.7
Infringement of Third Party Rights.
8.7.1
Notice. Each Party shall promptly notify the other Party in writing [*] after receiving a notice of a claim or assertion that any Licensed Compound or Licensed Product, or any MabCare Technology, Day One Technology or Joint Foreground IP infringes or misappropriates any Third Party’s Patent Rights or other intellectual property rights in any country (“Third Party Infringement Claim”), [*].
8.7.2
Defense[*] as between the Parties, the alleged infringing Party shall have the right, but not the obligation, [*] to control the defense and settlement of such Third Party Infringement Claim, [*]
8.8
Patents Licensed From Third Parties. Notwithstanding anything to the contrary herein, the Parties agree and acknowledge that, Day One’s rights under Section 8.2, Section 8.3, Section 8.4, Section 8.6 and Section 8.7 with respect to any MabCare Patent that is licensed by MabCare pursuant to the Hyslink License Agreement (each, a “Hyslink Licensed Patent”) shall

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be subject to the rights retained by Hyslink pursuant the Hyslink License Agreement. Without limiting the foregoing, [*].
8.9
Patent Marking. Day One shall mark all Licensed Products in accordance with the applicable patent marking laws and shall require all of its Affiliates and Sublicensees to do the same.
8.10
Trademarks. Day One will solely own all right, title and interest in and to any trademarks adopted for use with the Licensed Products in the Field (“Product Trademarks”) in the Day One Territory, and will be responsible for the selection, registration, filing, maintenance and enforcement thereof. MabCare will solely own all right, title and interest in and to any Product Trademarks in the MabCare Territory, and will be responsible for the selection, registration, filing, maintenance and enforcement thereof. Each Party will consider in good faith comments of the other Party regarding the Product Trademarks. Neither Party nor any of its Affiliates will at any time do or authorize to be done any act or thing which is likely to materially impair the rights of the other Party’s trademarks or interests therein, and will not at any time claim any right of interest in or to such marks or the registrations or applications therefor. Neither MabCare nor any of its Affiliates will use Day One’s or any of its Affiliates’ trademarks or any trademark that is confusingly similar thereto.
Article 9

REPRESENTATIONS, WARRANTIES, AND COVENANTS
9.1
Representations, Warranties of Each Party. Each Party represents and warrants to the other Party, as of the Effective Date, that:
9.1.1
it is duly organized, validly existing and in good standing in its jurisdiction of organization;
9.1.2
it has full corporate power and authority to execute, deliver and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
9.1.3
this Agreement has been duly executed by it and is legally binding upon it and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and
9.1.4
the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, the contemplated performance of its covenants and responsibilities hereunder, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it or its Affiliate is a party, or (c) violate any Applicable Laws.

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9.2
Representations and Warranties of MabCare. MabCare represents and warrants to Day One, as of the Effective Date, that:
9.2.1
MabCare has the right, power and authority to grant the rights and licenses granted to Day One hereunder, and MabCare is the sole and exclusive owner of, or otherwise Controls, the MabCare Technology licensed to Day One hereunder;
9.2.2
the MabCare Technology comprises all Patents and Know-How Controlled by MabCare which are necessary or reasonably useful for the Development, Manufacture, Commercialization or exploitation of the Licensed Compounds and Licensed Products in the Day One Territory as contemplated herein;
9.2.3
except as set forth in Schedule 9.2.3, none of the licenses or rights granted by MabCare to Day One under this Agreement as of the Effective Date are subject to any in-license or other similar agreement with another Person regarding any intellectual property rights licensed hereunder;
9.2.4
neither MabCare nor any of its Affiliates have (a) granted any license, covenant not to sue, waiver, or other right under the MabCare Technology, or with respect to the Licensed Compounds or Licensed Products, that is inconsistent with the license and rights granted to Day One hereunder, and the MabCare Technology, Licensed Compounds and Licensed Products are free and clear of liens, charges and encumbrances, or (b) entered into any settlement, non-competition agreement, restrictive covenant, or any other agreement restricting the ownership, use or exploitation of the MabCare Technology licensed to Day One hereunder or the Licensed Compounds or Licensed Products;
9.2.5
there are no restrictions or requirements of any Governmental Authority or any Person that provided funding to MabCare or its Affiliates, that (a) prevent, preclude or restrict MabCare from granting the license under the MabCare Technology granted to Day One hereunder, or transferring to Day One any of the MabCare Technology, the MabCare Materials, Existing Inventory or the Licensed Compounds as set forth in this Agreement or (b) otherwise encumber Day One’s practice of the license and rights granted to Day One under this Agreement;
9.2.6
(a) no Governmental Authority has any rights to the MabCare Technology licensed to Day One hereunder, and neither MabCare nor any of its Affiliates has any obligations to such entities with respect thereto, and (b) without limiting the foregoing (a), the MabCare Technology is not the subject of any licenses, options, or other rights of any Governmental Authority, within or outside the United States, due to such Governmental Authority’s funding of research and development or otherwise;
9.2.7
Schedule 1.104 lists all MabCare Patents existing as of the Effective Date and all such Patent Rights listed on Schedule 1.104 (a) are either solely and exclusively owned by MabCare, or exclusively licensed to MabCare, in each case as indicated on Schedule 1.104, and (b) have been filed, prosecuted and maintained properly and correctly and in compliance with all Applicable Laws, including any duties of candor to applicable patent offices, and all applicable fees have been paid on or before any final due date for payment;

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9.2.8
no claim or action has been brought or threatened in writing by any Third Party alleging that any of the MabCare Patents are invalid or unenforceable, and there are no pending, alleged or threatened, (a) inter partes reviews, post-grant reviews, interferences, re-examinations, or oppositions involving the MabCare Patents that are in or before any patent office (or other Governmental Authority performing similar functions) or (b) inventorship or ownership challenges involving the MabCare Patents that are in or before any patent office or other Governmental Authority;
9.2.9
to the Knowledge of MabCare, each MabCare Patent properly identifies the inventor(s) of the inventions claimed in such MabCare Patents, and each such inventor has assigned his or her entire right, title and interest in and to the applicable MabCare Patent to MabCare (or in the case of MabCare Patents exclusively licensed to MabCare as set forth on Schedule 1.104, the licensor of such Patent Right) and any instrument assigning such inventors’ right, title and interest in such MabCare Patent is valid and enforceable;
9.2.10
(a) the Existing Agreements are in full force and effect, (b) MabCare and its Affiliates are in compliance in all material respects with the terms and conditions of each Existing Agreement, including any payment obligations thereunder, and (c) MabCare or its Affiliates have not received from or provided to any counterparty to an Existing Agreement any notice of breach or default, or asserting or requesting termination, of such Existing Agreement;
9.2.11
(a) the MabCare Manufacturing Agreements are in full force and effect, (b) MabCare and its Affiliates are in compliance in all material respects with the terms and conditions of each MabCare Manufacturing Agreement, including any payment obligations thereunder, and (c) MabCare or its Affiliates have not received from or provided to any counterparty to a MabCare Manufacturing Agreement any notice of breach or default, or asserting or requesting termination, of such MabCare Manufacturing Agreement;
9.2.12
other than [*], there are no agreements between MabCare and a Third Party pursuant to which MabCare engaged such Third Party to conduct any material Manufacturing-related activities for the Existing Inventory, Licensed Compounds or Licensed Products;
9.2.13
(a) to MabCare’s Knowledge, the Existing Inventory includes all inventory of Licensed Product in the possession or control of MabCare or its Affiliates, and (b) neither MabCare nor its Affiliates are currently Manufacturing (i.e., with outstanding work orders) any Licensed Compound or Licensed Product either itself or themselves or through any Third Party;
9.2.14
MabCare has fulfilled all of its payment obligations under the Abmart Agreement, and (a) MabCare solely owns all right, title and interest in and to Ab13, and (b) MabCare has acquired the right to use the MabCare Materials as such MabCare Materials have been used as of the Effective Date, subject to the QuaCell Agreement and the Genomeditech Agreement, and;
9.2.15
there are no pending or threatened (in writing) claims, actions, suits or proceedings alleging that the MabCare Technology or the Licensed Compounds or Licensed Products, or any Development or Manufacture thereof conducted prior to the Effective Date, infringes or misappropriates the intellectual property rights of any Third Party, and to the

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Knowledge of MabCare, no facts or circumstances exist that would reasonably be expected to give rise to any such claims, actions, suits or proceedings with respect to any issued Patent Rights, Know-How or other intellectual property of any Third Party existing as of the Effective Date;
9.2.16
to the Knowledge of MabCare, the use of the MabCare Technology (including the MabCare Materials, subject to the QuaCell Agreement and the Genomeditech Agreement), Existing Inventory, or Development, Manufacture or Commercialization of the Licensed Compounds and Licensed Products, in each case as contemplated under this Agreement (a) does not infringe any claim of an issued Third Party Patent Right, or (b) does not misappropriate any Know-How or other intellectual property of any Third Party;
9.2.17
to the Knowledge of MabCare, no Third Party is infringing or misappropriating, has infringed or misappropriated or is threatening to infringe or misappropriate the MabCare Patents or the MabCare Know-How, and neither MabCare nor any of its Affiliates has made a claim against a Third Party alleging that such Third Party is infringing or misappropriating or has infringed or has misappropriated any MabCare Patents or MabCare Know-How;
9.2.18
MabCare and its Affiliates have conducted the research and development program for CB-002, and all Development and Manufacturing of the Licensed Compounds and Licensed Products, in material compliance with Applicable Laws with respect to IND applications in the U.S. and Mainland China;
9.2.19
neither MabCare nor any of its Affiliates (a) are or have been at any time been debarred under 21 U.S.C. § 335a (or any foreign equivalent), or (b) are employing or using, or have employed or otherwise used, in any capacity the services of any person or entity debarred under 21 U.S.C. § 335a (or any foreign equivalent) in performing any research and development activities relating to the Licensed Compounds or Licensed Products;
9.2.20
neither MabCare nor any of its Affiliates, to the Knowledge of MabCare, nor any of its or their respective directors, officers or employees, have made a knowingly false or fraudulent statement to any Regulatory Authority with respect to the Development of the Licensed Compounds or Licensed Products, or knowingly failed to disclose a material fact required under Applicable Law to be disclosed to any Regulatory Authority with respect to the development of the Licensed Compounds or Licensed Products;
9.2.21
MabCare has disclosed or otherwise made available to Day One for review all material information and documents in MabCare’s possession and control as of the Effective Date that pertain to any Licensed Compound or Licensed Product, or the exploitation thereof, and all such information and documents are accurate in all material respects;
9.2.22
(a) Schedule 9.2.22 sets forth all of the INDs, MAAs and Regulatory Approvals for the Licensed Compounds and Licensed Products, in the name of, or otherwise held by or on behalf of, MabCare or any of its Affiliates, (b) each of the INDs, MAAs and Regulatory Approvals set forth on Schedule 9.2.22 have been approved by the FDA or other applicable Regulatory Authority and are in full force and good standing, and (c) neither MabCare nor any of its Affiliates has received any notice in writing, or otherwise has knowledge of any facts, which

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have, or would reasonably be expected to have, led MabCare (or its Affiliate) to believe that any of the INDs, MAAs or Regulatory Approvals relating to the Licensed Products are not currently in, or may not with the passage of time remain in, good standing with the FDA or other applicable Regulatory Authority;
9.2.23
MabCare has disclosed to Day One all material correspondence between MabCare (or any of its Affiliates) and the FDA, National Medical Products Administration (NMPA) or other Regulatory Authority regarding the Licensed Compounds and Licensed Products;
9.2.24
MabCare has disclosed to Day One complete and accurate copies of ([*];
9.2.25
the information and data for the Licensed Product submitted to the [*];
9.2.26
other than agreements with Third Party subcontractors (including a contract research organization and CMO), neither MabCare nor any of its Affiliates has granted a license or other right (including an option) to a Third Party, or is actively engaged in discussions with a Third Party for the grant of a license or other right (including an option) to such Third Party, under the MabCare Technology to Develop, Manufacture or Commercialize Licensed Compounds and Licensed Products in the Field in the MabCare Territory; and
9.2.27
there are no legal claims, judgments or settlements against or owed by MabCare or its Affiliates, or pending or threatened in writing, in each case relating to antitrust, anti-competition, anti-bribery or corruption violations.
9.3
Mutual Covenants. Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, such Party shall, and shall procure that such Party’s Affiliates and (sub)licensees and subcontractors, comply with all Applicable Law, including, as applicable, GMP, GLP and GCP. Without limiting the foregoing, the Parties additionally agree as follows:
9.3.1
Data Privacy. Each Party shall: (a) comply with all Applicable Laws in relation to data protection, privacy, or restrictions on, or requirements in respect of, the processing of Personal Data of any kind, including the Health Insurance Portability and Accountability Act, General Data Protection Regulation (Regulation (EU) 2016/679) (GDPR), and any equivalent Applicable Law in any other jurisdiction (as any of the foregoing may be amended from time to time, collectively, “Data Protection Laws”) with respect to the collection, use, transfer, storage, destruction, aggregation or other use of subject health information or other Personal Data (as defined in the applicable Data Protection Laws, collectively, “Personal Data”) in connection with its activities under or in connection with this Agreement, including the Development and Commercialization of any Licensed Product hereunder; (b) implement appropriate and reasonable security processes and controls in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of Personal Data in accordance with Data Protection Laws; and (c) take such steps as necessary to comply with Data Protection Laws to permit such Party to disclose Personal Data to the other Party and to permit the other Party to use and disclose such Personal Data for its own purposes in accordance with this Agreement. Without limiting the foregoing, if required by Applicable Law, the Parties will negotiate and enter into a

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written agreement with respect to the collection, storage, transfer, processing and use of Personal Data by the Parties and their Affiliates as contemplated by this Agreement (the “DPA”).
9.3.2
No Debarment or Regulatory Sanction. Neither Party shall employ (or, to its Knowledge, use any contractor, subcontractor, distributor or other Persons that provide services to such Party in connection with this Agreement that employs) any Person that is debarred, disqualified, blacklisted, banned or subject to any similar sanction by any applicable Regulatory Authority (including, as applicable, the FDA pursuant to its authority under Sections 306(a) and (b) of the FFDCA) or that is the subject of any investigation or proceeding which may result in debarment, disqualification, blacklisting, banning or any similar sanction by any applicable Regulatory Authority, in each case, in connection with the performance of its activities under this Agreement. Each Party shall notify the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred, disqualified, blacklisted, banned or subject to any similar sanction by any applicable Regulatory Authority or becomes the subject of any such investigation or proceeding.
9.4
MabCare Covenants. MabCare hereby covenants to Day One during the Term that:
9.4.1
it shall remain in compliance in all material respects with each Existing Agreement, and it shall promptly provide to Day One a copy of any notice received from or provided to any counterparty to an Existing Agreement, including any notice of breach or default;
9.4.2
it shall not, and shall cause its Affiliates to not, without Day One’s prior written consent, (i) terminate any Existing In License Agreement, or (ii) modify or amend, or waive any of its rights under, any Existing In License Agreement, in each case ((i) and (ii)) in a manner that could reasonably be expected to adversely affect any of Day One’s rights or obligations under this Agreement;
9.4.3
it shall not, without Day One’s prior written consent, assign or otherwise transfer or novate any Existing In License Agreement (or agree to do any of the foregoing) except in connection with a permitted assignment pursuant to Section 12.1;
9.4.4
during the time it has an obligation to supply and utilizes a MabCare Manufacturing Agreement to supply, the Licensed Product to Day One as provided herein or under the Clinical Supply Agreement, it shall remain in compliance in all material respects with such MabCare Manufacturing Agreement(s), and it shall promptly provide to Day One a copy of any notice received from or provided to any counterparty to a MabCare Manufacturing Agreement that would reasonably be expected to adversely affect MabCare’s obligation to supply the Licensed Product to Day One, including any notice of breach or default;
9.4.5
during the time it has an obligation to supply and utilizes a MabCare Manufacturing Agreement to supply, the Licensed Product to Day One as provided herein or under the Clinical Supply Agreement, it shall not, and shall cause its Affiliates to not, without Day One’s prior written consent, (i) terminate such MabCare Manufacturing Agreement(s), or (ii) modify or amend, or waive any of its rights under, such MabCare Manufacturing Agreement(s), in each case ((i) and (ii)) in a manner that could reasonably be expected to adversely affect any of Day One’s

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rights or obligations under this Agreement;
9.4.6
during the time it has an obligation to supply and utilizes a MabCare Manufacturing Agreement to supply, the Licensed Product to Day One as provided herein or under the Clinical Supply Agreement,, it shall not, without Day One’s prior written consent (not to be unreasonably withheld, conditioned or delayed), assign or otherwise transfer or novate such MabCare Manufacturing Agreement(s) (or agree to do any of the foregoing), except in connection with a permitted assignment pursuant to Section 12.1;
9.4.7
it shall (and shall cause its Affiliate to) maintain in force all necessary consents, licenses, permits, approvals and other permissions to enable it to perform its obligations under this Agreement;
9.4.8
it will not (and will cause its Affiliates not to), without Day One’s prior written consent, grant any liens or security interests with respect to any of the MabCare Technology in a manner that would conflict with or impair any of the rights or licenses granted to Day One hereunder;
9.4.9
it will not (and will cause its Affiliates not to), without Day One’s prior written consent, grant to any Third Party any license or other right under the MabCare Technology that would conflict with or impair the rights or licenses granted to Day One hereunder; and
9.4.10
it will not (and will cause its Affiliates not to), without Day One’s prior written consent, transfer or assign ownership of any MabCare Technology except in connection with a permitted assignment of this Agreement in accordance with Section 12.1.1.
9.5
Day One Covenants. Day One hereby covenants to Mab Care during the Term that:
9.5.1
it shall, and shall cause its Affiliates and Sublicensees to, conduct any Development, Manufacturing, Commercialization and other exploitation of any Licensed Compounds and Licensed Product in accordance with all Applicable Laws;
9.5.2
it shall (and shall cause its Affiliate to) maintain in force all necessary consents, licenses, permits, approvals and other permissions to enable it to perform its obligations under this Agreement;
9.5.3
it will not (and will cause its Affiliates not to), without MabCare’s prior written consent, grant to any Third Party any license or other right under the Day One Technology, that would conflict with or impair the rights or licenses granted to MabCare hereunder.
9.6
No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF DAY ONE, MABCARE OR THEIR RESPECTIVE AFFILIATES; AND (B) ALL OTHER WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE EXPRESSLY DISCLAIMED BY THE PARTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY,

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FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. DAY ONE MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ITS DEVELOPMENT, MANUFACTURING OR COMMERCIALIZATION EFFORTS FOR THE LICENSED COMPOUNDS OR LICENSED PRODUCTS WILL BE SUCCESSFUL OR ACHIEVE ANY PARTICULAR RESULT.
Article 10

INDEMNIFICATION
10.1
Indemnification by Day One. Day One shall defend, indemnify, and hold harmless MabCare, its Affiliates and its and their respective directors, officers, employees and agents (each, a “MabCare Indemnitee”) from and against any and all liabilities, costs, expenses, and losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”), to which any MabCare Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by a Third Party (each, a “Third Party Claim”) to the extent such Losses arise out of [*].
10.2
Indemnification by MabCare. MabCare shall defend, indemnify, and hold harmless Day One, its Affiliates, Sublicensees and its and their respective directors, officers, employees and agents (each, a “Day One Indemnitee”) from and against any and all Losses to which any Day One Indemnitee may become subject as a result of any Third Party Claim to the extent such Losses arise out of [*].
10.3
Procedure.
10.3.1
Notice. The Party seeking indemnification under Section 10.1 or Section 10.2 (the “Indemnified Party”) shall inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to the obligation to indemnify pursuant to such section [*] after receiving written notice of such Third Party Claim, it being understood and agreed, however, that the failure or delay by an Indemnified Party to timely give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually and materially prejudiced as a result of such failure or delay to give notice.
10.3.2
Procedure. The Indemnifying Party shall assume and conduct the defense of the Third Party Claim using counsel of its choice; provided, however, that the Indemnified Party may participate in and monitor such defense with counsel of its choice at its own expense, subject to the Indemnifying Party’s right to control such defense. With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense: [*]. If the Parties cannot agree as to the application of Section 10.1 or Section 10.2 to any Third Party Claim, pending resolution of the dispute pursuant to Section 12.5, the Parties may conduct separate defenses of such Third Party Claim(s), with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or Section 10.2, as applicable, upon resolution of the underlying claim. If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, [*].
10.4
Insurance. [*], each Party, at its own expense, shall maintain commercial general liability insurance, including product liability and other appropriate insurance in an amount

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consistent with industry standards in light of its obligations under this Agreement. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide such other Party with [*] prior to the cancellation, non-renewal or material changes in such insurance. Such insurance shall not be construed to create a limit of a Party’s liability under this Agreement.
10.5
Limitation of Liability. NEITHER PARTY OR ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR (A) ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, OR (B) ANY LOSS OF PROFITS OR REVENUE, IN EACH CASE ((A) OR (B)) ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM IS IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT [*].
Article 11

TERM AND TERMINATION
11.1
Term. This Agreement shall be effective commencing on the Effective Date and shall expire in its entirety upon the expiration of the last to expire Royalty Term with respect to all Licensed Products in the Day One Territory (the “Term”), unless terminated earlier in accordance with this Article 11 or by mutual written agreement of the Parties. Following the expiration of the Royalty Term for a Licensed Product in a country, the license grant to Day One under Section 2.1 shall become non-exclusive, fully paid-up, royalty‑free, perpetual, and irrevocable for such Licensed Product in such country. Upon the expiration of the Term, (a) the license granted to Day One under Section 2.1 shall become non-exclusive, transferable, sublicensable, fully paid, royalty free, perpetual, and irrevocable in its entirety and (b) the license granted to MabCare under Section 2.2 shall become non-exclusive, transferable, sublicensable, fully paid, royalty free, perpetual, and irrevocable in its entirety with respect to Licensed Products being actively clinically Developed or Commercialized as of the effective date of such expiration.
11.2
Termination by Day One for Convenience. Day One may terminate this Agreement for convenience in its entirety or on a Licensed Product-by-Licensed Product basis, in each case [*].
11.3
Termination for Material Breach. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach [*] following receipt of notice of such breach from the non-breaching Party (or, with respect to any payment breach, [*]); provided however, that if the breach is not a payment breach, and is capable of being cured, but cure of such breach cannot reasonably be effected within such [*], then the cure period shall be extended an additional [*] (for a total of [*] following receipt of notice of such breach from the non-breaching Party). Notwithstanding the foregoing, (i) if the allegedly breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such allegedly breaching Party provides the other Party notice of such dispute [*].
11.4
Termination for Bankruptcy.

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11.4.1
Right to Terminate. Each Party shall have the right to terminate this Agreement effective immediately upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within sixty (60) days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors (each of (i) through (iii), an “Insolvent Event”).
11.4.2
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (“U.S. Bankruptcy Code”) or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. In the event that a case under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws is commenced by or against a Party, the other Party shall have all of the rights and elections set forth in Section 365(n) or comparable provision of applicable bankruptcy or insolvency laws to the maximum extent permitted thereby. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under U.S. Bankruptcy Code or any comparable provision of applicable bankruptcy or insolvency laws, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to such other Party (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless such Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i), following the rejection of this Agreement by such Party upon written request therefor by such other Party. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law in the case an Insolvent Event occurs with respect to a licensor, including for purposes of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws: (a) the right of access to any intellectual property (including all embodiments thereof) of the licensor, or any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products; (b) the right to contract directly with any Third Party described in (a) to complete the contracted work and (c) the right to cure any default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement.
11.5
MabCare Remedy for Patent Challenge. If Day One or any of its Affiliates directly or indirectly takes any action, or knowingly provides assistance to any Third Party, to challenge in a court or administrative proceeding any claim in any MabCare Patent as being invalid, unenforceable or otherwise not patentable (“Patent Challenge”), then MabCare, at its discretion, may give notice to Day One that MabCare will terminate the Agreement unless such Patent Challenge is withdrawn, abandoned or terminated (as appropriate) [*] from the date of such notice. If Day One or its Affiliate (as the case may be) does not withdraw, abandon or terminate

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(as appropriate) such Patent Challenge within such [*] then, subject to the remainder of this Section 11.5, MabCare may terminate this Agreement. In the event that MabCare notifies Day One in writing that any Sublicensee has initiated a Patent Challenge, then Day One shall terminate such Sublicensee’s sublicense agreement in its entirety, unless such action by such Sublicensee is withdrawn [*] after MabCare’s notice to Day One thereof. This Section 11.5 does not apply to, and MabCare shall have no right to terminate in the event that, [*].
11.6
Termination for Cessation of Development and Commercialization. If following [*] there is a consecutive 24-month period during which Day One, its Affiliates and Sublicensees do not conduct any material Development or Commercialization activities with respect to any Licensed Compound or Licensed Product in or for any Major Market (the “Cessation Period”), then MabCare will have the right to terminate this Agreement pursuant to Section 11.3 (for clarity, subject to the cure period and resolution of any dispute with respect to such termination pursuant to Section 11.3). Such Cessation Period shall be tolled to the extent that such cessation is [*].
11.7
Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect during the period commencing on the date of notice of termination of this Agreement and ending on the effective date of termination of this Agreement, including any payment obligations accrued during such notice period, even if the due date of such payment may come after the effective date of the termination.
11.8
Modification in Lieu of Termination. [*]
11.8.1
[*]
11.8.2
[*]
11.8.3
[*]
11.8.4
[*]
11.9
Effect of Termination.
11.9.1
Termination in the Entirety. Without limiting any other legal or equitable remedies that either Party may have under this Agreement, in the event of termination of this Agreement in its entirety for any reason, the terms of this Section 11.9.1 will apply as of the effective date of such termination.
(a)
License. All rights and licenses granted by a Party to the other Party pursuant to this Agreement shall terminate, and, subject to Section 11.9.1(b), all sublicenses granted hereunder by a Party or its Affiliates shall also terminate, provided that the rights and licenses granted to Day One hereunder shall survive to the extent necessary for Day One (and its Affiliates and Sublicensees) to conduct its rights and obligations under this Section 11.9.1.
(b)
Sublicense Survival. Notwithstanding anything to the contrary in Section 11.9.1, at each Day One Sublicensee’s written request [*] following the effective date of termination, MabCare shall grant to such Sublicensee a direct license on the same terms and

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conditions as the sublicense between Day One and such Sublicensee, provided that [*].
(c)
Winddown; Sell-Off. Day One shall be responsible for the prompt wind-down of Day One’s, its Affiliates’ and its Sublicensees’ Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products in the Territory in compliance with Applicable Laws; provided that [*] Day One and its Affiliates and Sublicensees shall have the right to sell or otherwise dispose of all Licensed Products then in its or their respective inventory and any in‑progress inventory, provided further that Day One shall continue to make payments to MabCare on Net Sales of such Licensed Products in accordance with Section 6.4. If, as of the effective date of termination, Day One or its Affiliates are conducting any Clinical Trials for a Licensed Product, then Day One and its Affiliates shall conduct the orderly wind-down of any such Clinical Trial in accordance with Applicable Law and taking into account patient safety matters.
11.9.2
Reversion Products. Subject to any Sublicensee’s right under Section 11.9.1(b), with respect to any Licensed Product being [*] as of the effective date of termination of this Agreement ( in the form as it exists on the effective date of termination, a “Reversion Product”), [*]
11.9.3
Effects of Termination-in-Part. Without limiting any other legal or equitable remedies that either Party may have under this Agreement, in the event of any termination of this Agreement in part with respect to one (1) or more Licensed Product(s) pursuant to Section 11.2 or Section 11.3, then Section 11.9.1 shall apply accordingly, but solely with respect to the terminated Licensed Product(s).
11.10
Confidential Information. Upon the expiration or termination of this Agreement in its entirety, at the disclosing Party’s election, the receiving Party shall return or destroy all tangible materials to the extent comprising, bearing or containing any Confidential Information of the disclosing Party that are in receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction (if applicable) to the disclosing Party, provided that the receiving Party may retain one (1) copy of such Confidential Information for its archives solely to monitor compliance with its obligations herein or may retain such Confidential Information for which it has any continuing rights, and provided further that the receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures.
11.11
Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies in law or equity shall remain available except as agreed to otherwise herein.
11.12
Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. In addition, the following provisions of this Agreement shall survive expiration or termination of this Agreement: [*]
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MISCELLANEOUS
12.1
Assignment; Notice of Sale.
12.1.1
Generally. This Agreement may not be assigned or transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party in whole or in part without the prior written consent of the other Party. Notwithstanding the foregoing, either Party shall have the right, without the prior written consent of the other Party, to assign or transfer this Agreement to an Affiliate or to a successor in interest in connection with a Change of Control or a sale of all or substantially all of its assets to which this Agreement relates. A Party shall notify the other Party in writing of any assignment or transfer of this Agreement by such Party as soon as practicable following such event. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party. Any attempted assignment not in accordance with this Section 12.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
12.1.2
Effect of Change of Control. Whether or not this Agreement is assigned pursuant to Section 12.1.1, the Parties agree that [*].
12.2
Use of Affiliates. Either Party shall have the right to exercise its rights and perform its obligations under this Agreement through any of its Affiliates, provided that any breach of the terms or conditions of this Agreement by such Affiliate shall be deemed a breach by such Party of such terms or conditions.
12.3
Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties.
12.4
Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods (CISG) of 11 April 1980 shall not be applicable. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
12.5
Dispute Resolution.
12.5.1
Disputes. Any dispute, controversy or claim arising from or related to this Agreement, including the formation, existence, validity, enforceability, performance, interpretation, breach, or termination hereof or thereof (a “Dispute”) that is not an “Excluded Claim” (as defined below) shall be finally resolved in accordance with Section 12.5.2. Notwithstanding the foregoing, any decisions that are subject to the final decision-making authority of a Party (or mutual agreement of the Parties, as applicable), or the JSC, in each case as

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expressly set forth in this Agreement, will not be subject to the provisions of this Section 12.5 so long as such decisions are made in accordance with this Agreement.
12.5.2
Early Resolution; Arbitration.
(a)
Early Resolution. [*]
(b)
Arbitration. [*].
(c)
Confidentiality. Except to the extent necessary to comply with Applicable Law, legal process or a court order or to enforce a final settlement agreement or secure enforcement of any arbitration award, the Parties agree that the existence, terms and content of any arbitration pursuant to Section 12.5.2(b), all information and documents disclosed in any such arbitration or evidencing any such arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any such arbitration, shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.
12.5.3
Excluded Claims. As used in this Section 12.5, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity or infringement of a Patent Right, trademark, copyright or trade secret, or (b) any antitrust-, anti-monopoly- or competition-related Applicable Law. Any action concerning Excluded Claims may be brought in any court having jurisdiction.
12.5.4
Equitable Relief. Nothing in this Section 12.5 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, either prior to or during any mediation or arbitration, to protect the interests of such Party or to preserve the status quo pending the mediation or arbitration proceeding.
12.6
Force Majeure. Except for payment obligations hereunder, neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder, if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, epidemic or pandemic, act of God or of the government of any country or of any local government (including emergency shut-down, lock-down or stay-at-home orders) or by any other cause unavoidable or beyond the control of any Party hereto (“Force Majeure”). In such event, the Party affected will provide prompt notice thereof to the other Party and will use all reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto, and the performance of any obligations of the Party not so affected, which obligations are directly dependent upon such performance by the affected Party, shall be tolled during such period. If any such failure or delay in a Party’s performance hereunder [*].
12.7
Language for Communications. All communications and notices to be made or given by one Party to the other Party pursuant to this Agreement will be in the English language. If any data, information, documentation or other materials required to be delivered by a Party to the other Party under this Agreement are not already in English, then, together with the original

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form, such Party will provide to the other Party a full English translation of such data, information, documentation or other materials at such Party’s cost and expense, provided that if the requesting Party requires a full certified English translation of any such data, information, documentation or other materials, then the requesting Party shall bear the costs of such certified English translation.
12.8
Waivers and Amendments. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise. Any waivers under this Agreement must be in writing to be effective. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
12.9
Relationship of the Parties. The Parties relationship is that of independent contractors under this Agreement, and nothing contained herein is intended or is to be construed so as to constitute a Party as a partner, agent, or joint venturer of the other Party. In addition, nothing in this Agreement shall be construed to give a Party the power or authority to act for, bind or commit the other Party to any contract, agreement, or undertaking with any Third Party.
12.10
Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file) and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender, or (b) the earlier of when received by the addressee or five (5) days after the date it was sent, if sent by registered mail or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to MabCare:

[*]

With a copy to (which shall not constitute notice) to:

[*]

If to Day One:

[*]

with a copy (which shall not constitute notice) to:

[*]

12.11
No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party

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beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
12.12
Registration of License. Day One shall have the right to register the exclusive rights and licenses granted by MabCare to Day One under this Agreement with the relevant Governmental Authority in a country or other jurisdiction of the Day One Territory (subject to Article 7). MabCare shall reasonably and promptly cooperate with Day One’s efforts to obtain and maintain any such registration, including by promptly executing any forms (including confirmatory licenses) or other documents submitted to MabCare by Day One from time to time in order to effect such registration in a country or other jurisdiction, and the Parties will coordinate to apply for confidentiality protection in connection with such registration to the extent permitted by Applicable Laws.
12.13
Further Assurances. MabCare and Day One hereby agree without the necessity of any further consideration to execute, acknowledge and deliver any and all documents and take any ministerial action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
12.14
Entire Agreement. This Agreement, including all Schedules hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter, including the CDA.
12.15
Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
12.16
Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and signing of this Agreement.
12.17
Construction; Interpretation.
12.17.1
Construction. The Parties hereto acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
12.17.2
Interpretation. The captions and headings in this Agreement are

CONFIDENTIAL

Execution Version

for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Schedules mean the particular Articles, Sections or Schedules of or to this Agreement and references to this Agreement include all Schedules hereto. If any conflict exists between the main body of this Agreement and any Schedule hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (d) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (e) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (f) words of any gender include the other genders; (g) words using the singular or plural number also include the plural or singular number, respectively; and (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.
12.18
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, and each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
12.19
Export. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to Day One or MabCare from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other Governmental Authority approval, without first obtaining the written consent to do so from the appropriate Governmental Authority.

[Signature Page follows]

CONFIDENTIAL

Execution Version

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

Day One Biopharmaceuticals, Inc.	MabCare Therapeutics

By: /s/ Jeremy Bender	By: /s/ Tao Meng
Name: Jeremy Bender	Name: Tao Meng
Title: Chief Executive Officer	Title: Chief Executive Officer

[Signature Page to Exclusive License Agreement]

List of Schedules:

Schedule 1.14 CB-002

Schedule 1.103 MabCare Materials

Schedule 1.104 MabCare Patents

Schedule 4.1.2 Transferred Regulatory Materials

Schedule 4.1.3 Existing Inventory

Schedule 4.4.1 Day One Development Plan

Schedule 5.2 Clinical Supply Agreement Terms

Schedule 7.5.1 Day One Press Release

Schedule 9.2.3 Disclosure Schedule

Schedule 9.2.22 Disclosure Schedule

Schedule 11.9.2 Arbitration Terms relating to Reversion License Dispute

Schedule 1.14

CB-002 Description

[*]

Schedule 1.103

MabCare Material(s)

[*]

Schedule 1.104

MabCare Patents

Application NO.	Filing date	National/Regional phase entry date	Title	Applicant	Inventor	Country/Region	Publication NO.	Publication Date
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Schedule 4.1.2

Transferred Regulatory Materials

[*]

Schedule 4.1.3

Existing Inventory

[*]

Schedule 4.4.1

[*]

Schedule 5.2

Term Sheet of Clinical Supply Agreement

Summary	[*]
Manufacture and Supply	[*]
Subcontracting	[*]
Forecast, Orders	[*]
Delivery Terms	[*]
Supply Price; Payment	[*]
Quality & Documentation	[*]
Manufacturing Representations and Warranties	[*]
Inspection, Acceptance and Rejection	[*]
Responsibilities of Day One	[*]
Governing Law; Dispute Resolution	[*]
Other Customary Provisions	[*]

Schedule 7.5.1

Press Release

Day One Expands Pipeline with Potential First-in-Class Clinical-Stage Antibody Drug Conjugate (ADC) Targeting PTK7 in Solid Tumors for Adult and Pediatric Cancers

Day One receives exclusive license for development and commercialization of MTX-13 (DAY301), which received IND clearance by the FDA in April 2024

Targets PTK7, highly expressed in broad range of adult and pediatric solid tumors

BRISBANE, Calif., June X, 2024 – Day One Biopharmaceuticals (Nasdaq: DAWN) (“Day One” or the “Company”), a commercial-stage biopharmaceutical company dedicated to developing and commercializing targeted therapies for people of all ages with life-threatening diseases, today announced it has entered into an exclusive licensing agreement (the Agreement) with MabCare Therapeutics (MabCare) for MTX-13, a novel ADC targeting protein-tyrosine kinase 7 (PTK7). Pursuant to the terms of the Agreement, Day One has exclusive rights to develop, manufacture, and commercialize MTX-13 worldwide, excluding Greater China.

In April 2024, the U.S. Food and Drug Administration (FDA) cleared the investigational new drug (IND) application for MTX-13, which going forward will be identified as DAY301. In pre-clinical studies, DAY301 showed antitumor activity in a wide range of solid tumors.

“Our priorities for 2024 are to successfully launch OJEMDATM (tovorafenib), to advance our existing programs and to expand our pipeline by in-licensing clinical-stage assets that have the potential to transform outcomes for patients of all ages living with cancers,” said Jeremy Bender, Ph.D., chief executive officer of Day One. “We are excited by the opportunity presented by DAY301, and we believe we have the right team in place to develop the program to its full potential.”

DAY301 targets PTK7, a highly-conserved, catalytically inactive transmembrane protein that is overexpressed in multiple adult cancers, including esophageal, ovarian, lung, and endometrial cancer, as well as pediatric cancers such as neuroblastoma, rhabdosarcoma and osteosarcoma. PTK7 has limited expression in normal tissues or organs, making it an attractive target for therapeutic development.

“The addition of DAY301 to our pipeline strategically fits our mission of advancing both pediatric and adult medicines in areas of unmet need with equal urgency,” said Dr. Samuel Blackman, co-founder and head of research and development at Day One. “We believe the linker-payload technology embodied in DAY301 will overcome the limitations of earlier PTK7-targeted ADCs, giving us a potential first-in-class drug against a clinically-validated target. We are excited to add this program to Day One and will look to enter the clinic in the coming months.”

Under the terms of the licensing agreement, MabCare will receive $55 million upfront, and is eligible to receive an additional $1.152 billion in development, regulatory and commercial success-based milestones, plus low-to-mid single-digit royalties on net sales outside of Greater China. Day One expects the first patient to be dosed in the Phase I study in late Q4 2024 or early Q1 2025.

About Day One Biopharmaceuticals

Day One Biopharmaceuticals is a commercial-stage biopharmaceutical company that believes when it comes to pediatric cancer, we can do better. The Company was founded to address a critical unmet need: the dire lack of therapeutic development in pediatric cancer. Inspired by “The Day One Talk” that physicians have with patients and their families about an initial cancer diagnosis and treatment plan, Day One aims to re-envision cancer drug development and redefine what’s possible for all people living with cancer—regardless of age—starting from Day One.

Day One partners with leading clinical oncologists, families, and scientists to identify, acquire, and develop important targeted cancer treatments. The Company’s pipeline includes tovorafenib (OJEMDA™) and pimasertib.

Day One is based in Brisbane, California. For more information, please visit www.dayonebio.com or find the Company on LinkedIn or X.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: Day One’s plans to develop cancer therapies, including DAY301, expectations regarding planned and current clinical trials and the ability of tovorafenib to treat pLGG or related indications.

Statements including words such as “believe,” “plan,” “continue,” “expect,” “will,” “develop,” “signal,” “potential,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties that may cause Day One’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties in this press release and other risks set forth in our filings with the Securities and Exchange Commission, including Day One’s ability to develop, obtain regulatory approval for or commercialize any product candidate, Day One’s ability to protect intellectual property, the potential impact of global business or macroeconomic conditions, including as a result of inflation, rising interest rates, instability in the global banking system, geopolitical conflicts and the sufficiency of Day One’s cash, cash equivalents and investments to fund its operations. These forward-looking statements speak only as of the date hereof and Day One specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

#####

Schedule 9.2.3

MabCare In-License and Other Agreement

[*]

Schedule 9.2.22

INDs, MAAs and Regulatory Approvals

for the Licensed Compounds and Licensed Products

[*]

Schedule 11.9.2

Arbitration Terms relating to Reversion License Dispute

[*]